Exhibit 7.1
EXECUTION COPY

OPTI Canada Inc., as Issuer, and
each of the Guarantors named herein
8 1/4% SENIOR SECURED NOTES DUE 2014

INDENTURE
Dated as of December 15, 2006

The Bank of New York,
as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section			Indenture Section
310	(a	)(1)	7.10
	(a	)(2)	7.10
	(a	)(3)	N.A.
	(a	)(4)	N.A.
	(a	)(5)	7.10
	(b	)	7.10
	(c	)	N.A.
311	(a	)	7.11
	(b	)	7.11
	(c	)	N.A.
312	(a	)	2.05
	(b	)	13.03
	(c	)	13.03
313	(a	)	7.06
	(b	)(2)	7.06; 7.07
	(c	)	7.06; 13.02
	(d	)	7.06
314	(a	)	4.03;13.02; 13.05
	(c	)(1)	13.04
	(c	)(2)	13.04
	(c	)(3)	N.A.
	(e	)	12.05
	(f	)	N.A.
315	(a	)	7.01
	(b	)	7.05,13.02
	(c	)	7.01
	(d	)	7.01
	(e	)	6.11
316 (a)(last sentence)			2.09
	(a	)(1)(A)	6.05
	(a	)(1)(B)	6.04
	(a	)(2)	N.A.
	(b	)	6.07
	(c	)	2.12
317	(a	)(1)	6.08
	(a	)(2)	6.09
	(b	)	2.04
318	(a	)	13.01
	(b	)	N.A.
	(c	)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

TABLE OF CONTENTS
ARTICLE ONE
DEFINITIONS AND INCORPORATION
BY REFERENCE

 i

Section 13.08.	Governing Law	96
Section 13.09.	No Adverse Interpretation of Other Agreements	96
Section 13.10.	Successors	96
Section 13.11.	Severability	96
Section 13.12.	Counterpart Originals	96
Section 13.13.	Table of Contents, Headings, etc	96
Section 13.14.	Consent to Jurisdiction	96
Section 13.15.	Waiver of Jury Trial	97
Section 13.16.	Force Majeure	97
SCHEDULE

Schedule 1	SCHEDULE OF GUARANTORS
EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL NOTE TO REGULATION S GLOBAL NOTE

Exhibit C	FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

Exhibit D	FORM OF NOTATION OF GUARANTEE

Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

     INDENTURE dated as of December 15, 2006 among OPTI Canada Inc., a Canadian corporation (“OPTI”), the Guarantors (as defined herein) and The Bank of New York, as trustee (the “Trustee”).
     OPTI has duly authorized the execution and delivery of this Indenture to provide for the issuance of its (i) 8 1/4% senior secured Notes due 2014 issued on the date hereof and (ii) any Additional Notes that may be issued after the Issue Date (as defined herein). The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture and are referred to herein collectively as the “Notes.” Each of the Guarantors has duly authorized the execution and delivery of this Indenture and to provide for the issuance of its Guarantee. Each of OPTI and the Guarantors has received good and valuable consideration for the execution and delivery of this Indenture and the Guarantees, as the case may be. Each Guarantor will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by OPTI and authenticated and delivered hereunder, the legal, valid and binding obligations of OPTI (ii) the Guarantees, when executed by each Guarantor and delivered hereunder, the legal, valid and binding obligations of each Guarantor and (iii) this Indenture a legal, valid and binding agreement of each of OPTI and the Guarantors in accordance with the terms of this Indenture.
     OPTI, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes:
ARTICLE ONE
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01. Definitions
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;
provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such other Person is merged with or into, or becomes a Restricted Subsidiary of, such specified Person, or such assets are acquired from such Person, shall not be Acquired Debt.
     “Additional Amounts” has the meaning assigned to that term in Section 4.17(a)(3) hereof.
     “Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.
     “Additional Notes” means an unlimited amount of Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

     “Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination, the sum of:
     (1) discounted future net revenues from proved oil and gas reserves of OPTI and its Restricted Subsidiaries calculated using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators, as confirmed by a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.) in a reserve report prepared as of the end of OPTI’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenues of (a) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (b) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case, using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues of (c) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (d) reductions in estimated proved oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case calculated using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators (utilizing the prices in such year-end reserve report), provided that, in the case of each of the determinations made pursuant to clauses (a) through (d), such increases and decreases shall be as estimated by OPTI’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which case the discounted future net revenues utilized for purposes of this clause (1) shall be confirmed in a written report of a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.) delivered to the Trustee (which report shall be reasonably satisfactory in form and substance to the Trustee);
     (2) the capitalized costs that are attributable to oil and gas properties of OPTI and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on OPTI’s books and records as of a date no earlier than the date of OPTI’s most recent available internal quarterly financial statements;
     (3) the Consolidated Net Working Capital of OPTI on a date no earlier than the date of OPTI’s most recently available internal quarterly financial statements; and
     (4) the greater of (a) the net book value of other tangible assets of OPTI and its Restricted Subsidiaries on a date no earlier than the date of OPTI’s most recently available internal quarterly financial statements or (b) the appraised value, as estimated by independent appraisers, of other tangible assets of OPTI and its Restricted Subsidiaries, in either case, as of the date of OPTI’s most recently available internal quarterly financial statements;
minus the sum of:
     (5) minority interests,

     (6) any net gas balancing liabilities of OPTI and its Restricted Subsidiaries reflected in OPTI’s most recently available internal quarterly financial statements;
     (7) to the extent included in the first clause (1) above, the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines utilizing the prices utilized in OPTI’s year-end reserve report, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of OPTI and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto;
     (8) the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in the first clause (1) above, would be necessary to fully satisfy the payment obligations of OPTI and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto; and
     (9) the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines utilizing the prices utilized in OPTI’s year-end reserve report, attributable to reserves that are subject to participation interests, royalty interests, overriding interests, net profits interests or other interests of third parties pursuant to participation, partnership, vendor financing or other agreements then in effect, or that are otherwise required to be delivered to third parties but only to the extent that such third parties are then entitled to such reserves or, in the case of vendor financing or other encumbrances, reduced only by the value of such encumbrances.
     If OPTI changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” shall continue to be calculated as if OPTI were still using the full cost method of accounting.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
     “Applicable Premium” means with respect to any note on any redemption date, the greater of 1.0% of the principal amount of such note; and the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such Note at December 15, 2010 as set forth in the table in Section 3.08(d) hereof, plus (ii) all required interest payments due on such note through December 15, 2010 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

     “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of OPTI and its Subsidiaries taken as a whole shall be governed by Section 4.14 hereof and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and
     (2) the issuance of Equity Interests in any of OPTI’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:
     (3) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5.0 million;
     (4) a transfer of assets between or among OPTI and its Restricted Subsidiaries;
     (5) an issuance of Equity Interests by a Subsidiary to OPTI or to another Restricted Subsidiary;
     (6) any sale or disposition consisting of worn-out, obsolete, retired or otherwise unsuitable equipment or facilities in the ordinary course of business;
     (7) the sale, transfer or lease of equipment, inventory, including current production, accounts receivable, hydrocarbons, electricity, other mineral products or other assets in the ordinary course of business;
     (8) the sale or other disposition of cash or Cash Equivalents;
     (9) a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof;
     (10) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;
     (11) the trade or exchange by OPTI or any Subsidiary of OPTI of any oil and gas property owned or held by OPTI or such Subsidiary for any oil and gas property owned or held by another Person; provided that the property received by OPTI or such Subsidiary in such trade or exchange has a Fair Market Value at least equivalent to the property traded or exchanged; and
     (12) sales or grants of licenses or sublicenses to use patents, trade secrets, know-how and other intellectual property to the extent not materially interfering with the business of OPTI and the Restricted Subsidiaries taken as a whole.
     “Bankruptcy Law” means any applicable law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization in bankruptcy or insolvency or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or Title 11, United States Bankruptcy Code of 1978, as amended.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation;
     (2) with respect to a partnership, the Board of Directors of the corporation which is the general partner of the partnership;
     (3) with respect to a limited liability company, the board of managers of the limited liability company; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” means any day other than a Legal Holiday.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock of any class;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means:
     (1) United States Dollars or Canadian Dollars;
     (2) securities issued by or directly and fully guaranteed or insured by the federal governments of Canada or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the federal governments of Canada or the United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;
     (3) certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 270 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any United States commercial bank or any Canadian chartered bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P or at least R-1 by Dominion Bond Rating Service and in each case maturing within 270 days after the date of acquisition; and
     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
     “Change of Control” means the occurrence of any of the following events:
     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of OPTI and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
     (2) the adoption or approval by the Board of Directors of OPTI or its stockholders of a plan relating to the liquidation or dissolution of OPTI;
     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of OPTI, measured by voting power rather than number of shares;
     (4) the first day on which a majority of the members of the Board of Directors of OPTI are not Continuing Directors;
     (5) OPTI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into OPTI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of OPTI, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of OPTI, outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.
     “Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.
     “Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

     “COJO Agreements” means:
     (1) the Agreement for the Construction, Ownership and Joint Operation of the Long Lake Project among Nexen Inc. (as successor to Nexen Petroleum Canada), Nexen Marketing and OPTI LP (as successor to OPTI) dated effective as of January 1, 2004;
     (2) the Agreement for the Construction, Ownership and Joint Operation of the Kinosis Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 29, 2001;
     (3) the Agreement for the Construction, Ownership and Joint Operation of the Leismer Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 29, 2001;
     (4) the Agreement for the Construction, Ownership and Joint Operation of the Cottonwood Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 13, 2004; and
     (5) each other agreement for the construction, ownership and/or joint operation of any project respecting lands or facilities, or both, located within the AMI (as defined in the MOU) which is from time to time entered into entered between Nexen Inc. and OPTI, or any Affiliates thereof, which are substantially in the form of the agreements in (1) through (4) above with such changes as may be necessary or appropriate having regard to the nature of the project to be undertaken thereunder;
     as each such agreement may be amended, supplemented or replaced from time to time.
     “Collateral Trust Agreement” means the collateral trust and intercreditor agreement dated December 15, 2006 among OPTI, OPTI GP, OPTI L.P., the Trustee and the Collateral Trustee.
     “Collateral Trustee” means The Canada Trust Company, as collateral trustee under the Collateral Trust Agreement.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:
     (1) provision for taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
     (3) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests), plus

     (4) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), accretion and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus
     (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required; plus
     (6) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted hereunder (in each case, whether or not consummated), including (i) such fees, expenses or charges relating to the offering of the Notes and the Credit Agreement and (ii) any amendment or other modification of the Notes; plus
     (7) the amount of any restructuring charge, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus
     (8) any net loss (or minus any net gain) resulting in such period from Hedging Obligations or currency transaction gains or losses relating to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk); and minus
     (9) to the extent included in determining Consolidated Net Income, the sum of:
(a)	the amount of deferred revenues that are amortized during such period and that are attributable to reserves that are subject to Volumetric Production Payments; and

(b)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the preceding, the provision for taxes based on the income or profits of, the consolidated interest expense of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of OPTI shall be added to Consolidated Net Income to compute Consolidated Cash Flow of OPTI (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to OPTI by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, members, managers or partners, as applicable.

     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members, managers or partners, as applicable;
     (3) except to the extent included pursuant to clause (1) above, the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;
     (4) the cumulative effect of a change in or adoption of accounting principles shall be excluded;
     (5) any non-cash charges related to a ceiling test write-down under GAAP shall be excluded;
     (6) any after-tax effect of net income (or loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of, disposed, abandoned or discontinued operations shall be excluded;
     (7) unrealized non-cash gains and losses with respect to Hedging Obligations or Oil and Gas Hedging Contracts shall be excluded;
     (8) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded; and
     (9) any non-cash component of asset retirement obligations shall be excluded.
     “Consolidated Net Working Capital” of any Person as of any date of determination means the difference (shown on the balance sheet of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) between (i) all current assets of such Person and its Restricted Subsidiaries and (ii) all current liabilities of such Person and its Restricted Subsidiaries except the current portion of long-term Indebtedness.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of OPTI who:
     (1) was a member of such Board of Directors on the Issue Date; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to OPTI or such other addresses as the Trustee or successor Trustee may designate from time to time.
     “Credit Agreement” means that certain U.S.$450,000,000 Amended and Restated Term Loan and Cdn$500,000,000 Revolving Credit Facility agreement dated as of December 15, 2006, among OPTI, as borrower, OPTI GP and OPTI L.P., as guarantors, and Royal Bank of Canada and The Toronto-Dominion Bank, as agents, and the other lenders party thereto, including any related Notes, debentures, pledges, guarantees, security documents, instruments and agreements executed from time to time in connection therewith.
     “Credit Facilities” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any Notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, Notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Guarantors as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
     “Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.
     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “Default” means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
     “Designated Bank” has the meaning specified in any COJO Agreement.

     “Designated Bank Accounts” means (a) any investment account maintained by OPTI or any Guarantor with the Designated Bank which is used by OPTI or any Guarantor solely to hold all or a portion of the Designated Bank Collateral and (b) any accounts maintained by OPTI or any Guarantor with the Designated Bank which are used by OPTI or any Guarantor solely to make wire transfers to fund obligations of OPTI or any Guarantor, including, without limitation, costs relating to any Oil Sands Project and obligations under any overdraft facility required to be established by OPTI or any Guarantor under the MOU or any COJO Agreement.
     “Designated Bank Collateral” means cash and other marketable securities on deposit in the Designated Bank Accounts pledged to the Designated Bank solely for the purpose of permitting the Borrower to make automatic wire transfers from accounts described in clause (b) of the definition of “Designated Bank Accounts.”
     “Discharge of Priority Lien Obligations” means the occurrence of all of the following:
     (1) termination of all commitments to extend credit that would constitute Priority Lien Debt;
     (2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);
     (3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and
     (4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).
     “Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require OPTI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that OPTI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.
     “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between Secured Parties of the same Class, that such Liens or proceeds:

     (1) shall be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter
     (2) shall be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letter of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offerings” means any public or private sale of equity securities of OPTI (other than Disqualified Stock) other than:
     (1) offerings related to equity securities issuable under any employee benefit plan of OPTI or any of its Restricted Subsidiaries; and
     (2) issuances any Subsidiary of OPTI.
     “Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear clearance system, or any successor securities clearing agency.
     “Event of Default” has the meaning assigned to that term in Section 6.01 hereof.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.
     “Exchange Offer” has the meaning set forth in the Registration Rights Agreement.
     “Existing Indebtedness” means all Indebtedness of OPTI and its Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes or the Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.
     “Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this Indenture, Fair Market Value shall be determined, except as otherwise specified, (i) if the Fair Market Value is equal to or less than US$10.0 million, by the principal financial officer of OPTI acting reasonably and in good faith (and, if the Fair Market Value exceeds US$5.0 million, such determination shall be evidenced by an Officers’ Certificate) and (ii) if the Fair Market Value exceeds US$10.0 million, by the Board of Directors of OPTI acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of OPTI attached to an Officers’ Certificate.
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus
     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person (other than such Person or its Restricted Subsidiaries) or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person or any of its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;
     (2) Fixed Charges consisting of non-cash items arising from changes in or the adoption of accounting principles shall be excluded;
     (3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;
     (4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
     (5) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and
     (6) consolidated interest expense imputed or attributable to Indebtedness or Obligations represented by Pipeline Transportation Arrangements shall be excluded to the extent that such amounts relate to Indebtedness or Obligations that are permitted by clause (20) of Section 4.09 hereof.
     “GAAP” means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time or any successor principles so in effect.
     “Global Note Legend” means the legend set forth in Exhibit A hereto, which is required to be placed on all Global Notes issued under this Indenture.
     “Government Securities” means securities that are direct obligations of, or obligations guaranteed by, or participations in pools consisting of obligations of or obligations guaranteed by, the United States of America, for the timely payment of which its full faith and credit is pledged.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Guarantee” means the guarantee by each Guarantor of OPTI’s obligations under this Indenture and under the Notes, as provided for under Article Ten of this Indenture.
     “Guarantors” means each of:
     (1) the Initial Guarantors; and

     (2) any other Restricted Subsidiary that executes a Guarantee in accordance with the provisions of this Indenture;
and their respective successors and assigns.
     “Hedging Obligations” means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.
     “Holder” means a Person in whose name a Note is registered.
     “Incur” means, with respect to any Indebtedness, to Incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of OPTI shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of OPTI and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock (to the extent provided for when the Indebtedness or Disqualified Stock or preferred stock on which such interest or dividend is paid was originally issued) shall be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of OPTI or its Restricted Subsidiary as accrued.
     “Indebtedness” means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent, without duplication:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations;
     (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;
     (6) representing any Hedging Obligations;
     (7) in respect of Production Payments;
     (8) in respect of Oil and Gas Hedging Contracts; or
     (9) in respect of all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law, if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Oil and Gas Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.
     The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
     (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Initial Guarantors” means all of the Subsidiaries of OPTI existing on the Issue Date.
     “Initial Notes” means the first US$1,000,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
     “Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.
     “Investment Grade Ratings” means a rating equal to or higher than BBB- , in the case of S&P (or its equivalent under any successor rating categories of S&P), and a rating equal to or higher than Baa3, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s) or an equivalent rating by any other Rating Agency.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit in the ordinary course of business for terms not greater than 90 days. If OPTI or any Restricted Subsidiary of OPTI sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OPTI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of OPTI, OPTI shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Subsidiary that were not sold or disposed of. The acquisition by OPTI or any Restricted Subsidiary of OPTI of a Person that holds an Investment in a third Person shall be deemed to be an Investment by OPTI or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

     “Issue Date” means December 15, 2006, being the date of original issuance of the Initial Notes under this Indenture.
     “JV Overdraft Obligations” means the obligations of OPTI or any Guarantor to the Designated Bank in respect of any overdraft facility required to be established by OPTI or such Guarantor pursuant to the MOU or any COJO Agreement so long as any Indebtedness under such facility is discharged within three business days of incurrence thereof.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or the City of Calgary, Alberta, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
     “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement (but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law), any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of OPTI and its Restricted Subsidiaries, calculated in accordance with the first clause (1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the estimated discounted future net cash flows from the following shall be excluded from the calculation of Material Change:
     (1) any acquisitions during the quarter of oil and gas reserves that have been audited by a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.); and
     (2) any disposition of properties held at the beginning of such quarter that have been disposed of as permitted in Section 4.10 hereof.
     “Moody’s” means Moody’s Investors Services, Inc. and its successors.
     “MOU” means the letter agreement referenced Memorandum of Understanding dated October 29, 2001 between OPTI and Nexen Inc. (as successor to Nexen Petroleum Canada), as amended, supplemented or replaced from time to time.
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (A) any sale of assets outside the ordinary course of business of such Person; or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations of such Person or any of its Restricted Subsidiaries; and
     (2) any extraordinary or non-recurring gain or loss, together with any related provision for taxes on such extraordinary or non-recurring gain or loss.
     “Net Proceeds” means the aggregate cash proceeds received by OPTI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses Incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of OPTI, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by OPTI or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by OPTI or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by OPTI or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, shall, in the case of each of subclause (a) and (b), at that time become Net Proceeds; provided that Cash Equivalents in which OPTI or a Restricted Subsidiary has an individual beneficial ownership shall not be deemed to be received by OPTI or a Restricted Subsidiary until such time as such Cash Equivalents are free from any restrictions under agreements with the other beneficial owners of such Cash Equivalents which prevent OPTI or a Restricted Subsidiary from applying such cash and/or Cash Equivalents to any use permitted under Section 4.10 hereof or to purchase Notes.
     “Note Documents” means this Indenture, the Notes, the Guarantees, the Collateral Trust Agreement, and each Parity Debt Sharing Confirmation, and all other agreements related to this Indenture, the Notes and the Guarantees.
     “Note Obligations” means the Notes, the Guarantees and all other Obligations or any obligor under the Note Documents.
     “Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):
     (1) all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Secured

Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;
     (2) any and all sums advanced by the Collateral Trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and
     (3) the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:
(a) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral;
(b) the costs and expenses of any exercise by the Collateral Trustee or any other Person of its rights under the Security Documents or any other security documents; and
(c) reasonable attorneys’ fees and court costs.
     “Obligor” means OPTI, the Guarantors and each other Person (if any) that at any time provides collateral security for any Secured Debt Obligations.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person (or the general partner of such Person, as the case may be).
     “Officers’ Certificate” means a certificate signed on behalf of OPTI by at least two Officers of OPTI, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of OPTI, that meets the requirements of Section 13.05 hereof.
     “Oil and Gas Business” means:
     (1) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;
     (2) the gathering, marketing, treating, processing, upgrading, refining, storage, selling and transporting of any production from such interests or properties;
     (3) the exploration for or development, production, treatment, processing, upgrading, refining, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;
     (4) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to clauses (1) through (3) above; and
     (5) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (1) through (4) of this definition;

provided that the determination of what reasonably constitutes an Oil and Gas Business pursuant to clauses (1) to (5) above shall be made in good faith by the Board of Directors of OPTI.
     “Oil and Gas Hedging Contracts” means any transaction, arrangement or agreement entered into between a Person (or any of its Restricted Subsidiaries) and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in the prices of oil and gas and other commodities used or useful in the Oil and Gas Business, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; provided that Production Payments shall not be treated as Oil and Gas Hedging Contracts for the purposes of this Indenture.
     “Oil Sands Project” means the development, construction and operation of the oil sands assets governed by the MOU or any COJO Agreement.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of OPTI) that meets the requirements of this Indenture.
     “OPTI GP” means OPTI GP Inc., a Canadian corporation.
     “OPTI LP” means OPTI Long Lake L.P., a limited partnership formed under the laws of the Province of Alberta, Canada.
     “Parity Debt Representative” means:
     (1) in the case of the Notes and the Guarantees, the Trustee; or
     (2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the applicable Security Documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Parity Lien Debt, and who has become a party to the Collateral Trust Agreement.
     “Parity Debt Sharing Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of that Series of Parity Lien Debt, as set forth in this Indenture or other agreement governing that Series of Parity Lien Debt, for the benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Debt Representative, that all Parity Lien Obligations shall be and are secured equally and ratably by all Liens at any time granted by OPTI or any other Obligor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens shall be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under the Collateral Trust Agreement.
     “Parity Lien” means a Lien granted by a Security Document to the Collateral Trustee upon any property of OPTI or any other Obligor to secure Parity Lien Obligations.

     “Parity Lien Debt” means:
     (1) the Notes and the Guarantees issued under and on the date of this Indenture including any related exchange notes;
     (2) any other Indebtedness (including additional Notes) that is permitted to be incurred under Section 4.09 hereof if the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt (other than such refinancing Indebtedness that satisfies the requirements of clause (2) of the definition of “Priority Lien Debt”) or other Parity Lien Debt; and
     (3) any other Indebtedness that is permitted to be incurred under Section 4.09 hereof;
provided, that, in each case:
(i)	on or before the date on which such Indebtedness is incurred by OPTI such Indebtedness is designated by OPTI, in an Officer’s Certificate delivered to each Parity Debt Representative and the Collateral Trustee, as Parity Lien Debt for the purposes of this Indenture and the Collateral Trust Agreement; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(ii)	such Indebtedness is governed by an agreement that includes a Parity Debt Sharing Confirmation; and

(iii)	all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral, if OPTI delivers to the Collateral Trustee an Officer’s Certificate in the form required pursuant to the Collateral Trust Agreement stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt).
     “Parity Lien Documents” means, collectively, the Note Documents and the indenture or agreement governing each other Series of Parity Lien Debt and all other agreements governing, securing or relating to any Parity Lien Obligations.
     “Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.
     “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Permitted Assets” means any and all assets that are used or useful in the Oil and Gas Business.
     “Permitted Investments” means, without duplication:
     (1) any Investment in OPTI or in a Restricted Subsidiary of OPTI;

     (2) any Investment in Cash Equivalents;
     (3) any Investment by OPTI or any Restricted Subsidiary of OPTI in a Person, if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary of OPTI; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OPTI or a Restricted Subsidiary of OPTI;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;
     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of OPTI;
     (6) any Investments received in compromise of obligations of such Persons Incurred in the ordinary course to trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
     (7) Hedging Obligations and Oil and Gas Hedging Contracts, in each case, not for speculative purposes;
     (8) loans or advances made (a) to any officer, director or employee of OPTI or any of its Restricted Subsidiaries that are approved by a duly authorized officer, the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and (b) to refinance loans, together with accrued interest thereon, made pursuant to this clause (8); provided such loans do not exceed US$10.0 million at any one time outstanding; and
     (9) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the Issue Date, does not exceed US$25.0 million.
     “Permitted Liens” means, as of any date:
     (1) Permitted Prior Liens, including Liens in favor of the Collateral Trustee securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;
     (2) Liens in favor of the Collateral Trustee or the Trustee equally and ratably securing the Notes and the Guarantees to be issued under and on the date of this Indenture and all future Parity Lien Debt, and all related Parity Lien Obligations;
     (3) Liens in favor of OPTI or any of the Guarantors;
     (4) Liens on property of a Person existing at the time such Person is amalgamated or merged with or into or consolidated with OPTI or any Restricted Subsidiary of OPTI; provided that such Liens were in existence prior to the contemplation of such amalgamation, merger or consolidation and do not extend to any assets other than those of the Person amalgamated or merged into or consolidated with OPTI or the Subsidiary;
     (5) Liens securing Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts permitted by clauses (7) and (10), respectively, of Section 4.09(b) hereof;
     (6) Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase Incurred in the ordinary course of business to the extent of the security interest in those underlying assets;
     (7) Liens for any judgment rendered, or claim filed, against OPTI or any Restricted Subsidiary which are being contested in good faith by appropriate proceedings that do not constitute an Event of Default if during such contestation a stay of enforcement of such judgment or claim is in effect;
     (8) Liens on property existing at the time of acquisition of the property by OPTI or any Restricted Subsidiary of OPTI, provided that such Liens were in existence prior to the contemplation of such acquisition and such Liens do not extend to any assets other than the property being acquired;
     (9) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;
     (10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired with such Indebtedness;
     (11) Liens existing on the date of this Indenture;
     (12) Liens for taxes, assessments or other governmental charges or claims that are not yet due and payable or, if due and payable and delinquent, that are being contested by OPTI or a Restricted Subsidiary in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (13) Liens in pipelines or pipeline facilities that arise by operation of law;
     (14) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements (including in respect of Production Payments), or arising by operation of law, that are customary in the Oil and Gas Business, and easements, rights of way or other similar rights in land in the ordinary course of business and that do not involve borrowing of money;
     (15) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

     (16) Liens Incurred in the ordinary course of business of OPTI or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed US$10.0 million at any one time outstanding;
     (17) any Lien on cash and other marketable securities securing JV Overdraft Obligations or securing any letters of credit issued in support thereof;
     (18) Liens for any final judgments for the payment of money that do not constitute an Event of Default; and
     (19) Liens securing Permitted Refinancing Indebtedness in respect of Permitted Debt that was secured by Permitted Liens pursuant to clauses (1) through (18) above and securing the same or similar property;
provided that (i) if any Permitted Lien could satisfy the requirements of one or more of the categories above, OPTI shall be permitted to designate the category applicable to such Permitted Lien, (ii) to the extent not specified in clauses (1) through (18) above, Permitted Liens may be senior, pari passu or junior in priority to the Liens securing the Notes, (iii) to the extent Permitted Liens are specified as ranking senior in priority to the Liens securing the Notes, such Permitted Liens may be senior, pari passu or junior in priority to the Liens securing the Notes and (iv) to the extent Permitted Liens are specified as ranking pari passu with the Liens securing the Notes, such Permitted Liens may be pari passu with or junior to the Liens securing the Notes.
     “Permitted Prior Liens” means:
     (1) Liens securing Priority Lien Obligations not exceeding the Priority Lien Cap;
     (2) Liens described in clause (11) (to the extent set forth on a schedule hereto) of the definition of “Permitted Liens;”
     (3) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Secured Debt Documents;
     (4) Liens in favor of any counterparty to the MOU or any COJO Agreement;
     (5) Liens over Designated Bank Collateral;
     (6) Liens on cash and other marketable securities securing JV Overdraft Obligations or securing any letters of credit issued in support thereof; and
     (7) Liens on cash and other marketable securities or on any transported product (to the extent provided for under the applicable Pipeline Transportation Arrangements), in each case securing any Pipeline Transportation Arrangements or securing any letters of credit issued in support thereof.
     “Permitted Refinancing Indebtedness” means any Indebtedness of OPTI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of OPTI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of payment to the Notes or the Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
     (4) such Indebtedness is Incurred either by (a) OPTI or (b) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.
     “Phase 1” means that Oil Sands Project which is governed by the agreement described in paragraph (1) of the definition of COJO Agreements.
     “Phase 1 Completion” means the first day of the fiscal quarter in which the later of the following occurs:
     (1) the SAGD facilities for Phase 1 have produced an average of no less than 37,000 bbl/d for a period of seven consecutive days; or
     (2) the upgrader for Phase 1 has produced an average of no less than 30,000 bbl/d for a period of seven consecutive days, in each case, as determined by OPTI and certified to the Trustee in an Officers’ Certificate.
     “Phase 2” means that Oil Sands Project which is governed by the agreement described in paragraph (2) of the definition of COJO Agreements.
     “Pipeline Transportation Arrangements” means the obligations of OPTI or any Guarantor under any ordinary course pipeline transportation arrangement with any carrier relating to any Oil Sands Project to the extent such arrangements are regarded as Capital Lease Obligations.

     “Priority Debt Representative” means:
     (1) in the case of the Credit Agreement, the administrative agent or agents thereunder; or
     (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the Collateral Trust Agreement.
     “Priority Debt Sharing Confirmation” means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the agreement governing such Series of Priority Lien Debt, for the benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations shall be and are secured equally and ratably by all Liens at any time granted by OPTI or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens shall be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in the Collateral Trust Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under the Collateral Trust Agreement.
     “Priority Lien” means a Lien granted to the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, upon any property of OPTI or any other Obligor to secure Priority Lien Obligations.
     “Priority Lien Cap” means, as of any date, (1) the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the amount provided by clause (1) of the definition of Permitted Debt, plus (2) the amount of accrued interest, fees and expenses, including premiums, paid in connection with the incurrence of any Permitted Refinancing Indebtedness with respect thereto, plus (3) the amount of all Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts, to the extent such Obligations and Indebtedness are secured by Liens ranking pari passu with the Liens securing the Credit Agreement. For purposes of this definition of Priority Lien Cap, all letters of credit shall be valued at the face amount thereof, whether or not drawn.
     “Priority Lien Debt” means:
     (1) Indebtedness under the Credit Agreement, existing Hedging Obligations, Indebtedness and Obligations under Oil and Gas Hedging Contracts and any guarantees thereof that, in each case, was permitted to be incurred and so secured under each applicable Secured Debt Document (or as to which the lenders obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and
     (2) Indebtedness under any other credit facility, other Hedging Obligations or Indebtedness and Obligations under other Oil and Gas Hedging Contracts or any guarantees thereof that, in each case, is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by OPTI such Indebtedness is designated by OPTI, in an Officers’ Certificate delivered to each Priority Debt Representative and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;
(b) such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and
(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) shall be conclusively established if OPTI delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).
     “Priority Lien Documents” means, collectively, the Credit Agreement, agreements governing existing Hedging Obligations, Indebtedness and Obligations under Oil and Gas Hedging Contracts and the credit agreements, indentures or other agreements governing any other credit facility, Hedging Obligations or Oil and Gas Hedging Contracts pursuant to which the Priority Lien Debt is incurred and all other agreements governing, securing or related to any Priority Lien Obligations.
     “Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect thereof.
     “Private Placement Legend” means the legend set forth in Exhibit A hereto to be placed on all Notes issued under this Indenture except the Exchange Notes and except where otherwise permitted by the provisions of this Indenture.
     “Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by OPTI which shall be substituted for Moody’s or S&P or both, as the case may be.
     “Registration Rights Agreement” means: (1) the Registration Rights Agreement, dated as of December 15, 2006, among OPTI, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time; or, (2) in the case of Additional Notes, the registration rights agreement, if any, among OPTI, the Guarantors and the other parties thereto, relating to rights given by OPTI and the Guarantors to the purchasers of such Additional Notes.
     “Regulation S” means Regulation S promulgated under the Securities Act.
     “Required Parity Debtholders” means, at any time in respect of any action or matter, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, OPTI or any Affiliate of OPTI shall be deemed not to be outstanding and no such Affiliate shall be entitled to vote to direct the relevant Parity Debt Representative.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary and, for purposes of this Indenture, shall include OPTI.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “S&P” means Standard & Poor’s Ratings Services and its successors.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Secured Debt” means Priority Lien Debt and Parity Lien Debt.
     “Secured Debt Documents” means the Priority Lien Documents and the Parity Lien Documents.
     “Secured Debt Representatives” means each Priority Debt Representative and each Parity Debt Representative.
     “Secured Obligations” means Priority Lien Obligations and Parity Lien Obligations.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Security Documents” means the Collateral Trust Agreement and certain other security deposits, assignments, pledges and other agreements or instruments evidencing or creating security in favor of the Collateral Trustee.
     “Series of Parity Lien Debt” means, severally, the Notes, the Guarantees and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.
     “Series of Priority Lien Debt” means, severally, each issue or series of Priority Lien Debt for which a single transfer register is maintained.
     “Series of Secured Debt” means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.
     “Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1–02 of Regulation S–X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.
     “Treasury Rate” means the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Treasury Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Federal Reserve Statistical Release H.15 published prior to the date of determination of the make-whole amount will be used for purposes of calculating the Treasury Rate.
     “Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
     “Unrestricted Subsidiary” means, any Subsidiary of OPTI that is designated by the Board of Directors of OPTI as an Unrestricted Subsidiary pursuant to a resolution by the Board of Directors of OPTI and in accordance with Section 4.18 hereof, but only to the extent that such Subsidiary:
     (1) is not party to any agreement, contract, arrangement or understanding with OPTI or any Restricted Subsidiary of OPTI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OPTI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OPTI;

     (2) is a Person with respect to which neither OPTI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
     (3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OPTI or any of its Restricted Subsidiaries (except for Indebtedness under Credit Facilities, provided that such Subsidiary promptly becomes a Guarantor and executes a supplemental indenture providing for a Guarantee and delivers an Opinion of Counsel reasonably satisfactory to the trustee that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation; provided further that such Guarantee may be subordinated in right of payment to such Subsidiary’s obligations under such Credit Facilities); and
     (4) has at least one director on its Board of Directors that is not a director or executive officer of OPTI or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OPTI or any of its Restricted Subsidiaries.
Any designation of a Restricted Subsidiary of OPTI as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of OPTI giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and the conditions described above under Section 4.18 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary of OPTI as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Indenture, OPTI shall be in Default under this Indenture.
     “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.

Section 1.02. Other Definitions

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Collateral”	11.01
“Covenant Defeasance”	8.03
“DTC”	2.03
“Excess Proceeds”	4.10
“Exchange Global Note”	2.01
“Fall Away Period”	4.21
“Global Notes”	2.01
“Legal Defeasance”	8.02
“Offer Amount”	4.10
“Offer Period”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	4.10
“Registrar”	2.03
“Restricted Payments”	4.07
“Regulation S Global Note”	2.01
“Restricted Global Note”	2.01
Section 1.03. Incorporation by Reference of Trust Indenture Act
     The mandatory provisions of the TIA that are required to be a part of and govern indentures qualified under the TIA are incorporated by reference in and are a part of this Indenture, whether or not this Indenture is so qualified.
The following TIA terms used in this Indenture have the following meanings:
“indenture securities” means the Notes;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes and the Guarantees means OPTI and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.
     All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04. Rules of Construction
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural, and in the plural include the singular;
     (5) provisions apply to successive events and transactions;
     (6) “US$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;
     (7) “$,” “Cdn$” and “Canadian Dollars” each refer to Canadian dollars, or such other money of Canada that at the time of payment is legal tender for payment of public and private debts; and
     (8) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
Section 1.05. Acts of Holders
          (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to OPTI. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and OPTI, if made in the manner provided in this Section 1.05.
          (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
          (c) The ownership of Global Notes shall be proved by the Security Register.

          (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or OPTI in reliance thereon, whether or not notation of such action is made upon such Note.
          (e) If OPTI shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, OPTI may, at its option, by or pursuant to a resolution of the Board of Directors of OPTI, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but OPTI shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.
ARTICLE TWO
THE NOTES
Section 2.01. Form and Dating
          (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of US$1,000 and integral multiples thereof.
     The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and OPTI, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (b) Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (each a “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by OPTI and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to a Regulation S Global Note and recorded in the Security Register, as hereinafter provided.
     Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (each a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the

Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by OPTI and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to a Restricted Global Note and recorded in the Security Register, as hereinafter provided.
     If and when issued, Exchange Notes offered to Holders, as provided in the Registration Rights Agreement, shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable omissions and legends as are provided in Exhibit A hereto, except as otherwise permitted herein (each an “Exchange Global Note”), which shall be deposited on behalf of the Holders of the Exchange Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by OPTI and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Exchange Global Notes may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to an Exchange Global Note and recorded in the Security Register, as hereinafter provided.
     Upon the transfer, exchange or replacement of any Initial Note remaining outstanding after the consummation of an Exchange Offer, the Registrar shall deliver such new Initial Note only in global form, subject to Section 2.10, and such new Initial Note shall continue to bear the applicable legends set forth in Exhibit A hereto. In the case of a Restricted Global Note, such legends shall include the Private Placement Legend unless (x) the appropriate period referred to in Rule 144(k) under the Securities Act has elapsed or (y) there is delivered to the Registrar an opinion of counsel reasonably satisfactory to OPTI and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the Securities Act.
     Upon the transfer, exchange or replacement of any Note pursuant to a Shelf Registration Statement, the Registrar shall deliver such new Note only in global form, subject to Section 2.10, and such new Note shall continue to bear the applicable legends set forth in Exhibit A hereto; provided, however, that such new Note shall not be required to bear the Private Placement Legend set forth in Exhibit A hereto. Beneficial interests in any such new Note shall be reflected in the Exchange Global Note.
     (c) Book-Entry Provisions. This Section 2.01(c) shall apply to the Regulation S Global Notes, the Restricted Global Notes and, if and when issued, the Exchange Global Notes (collectively, the “Global Notes”) deposited with or on behalf of the Depositary.
     Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by OPTI, a Guarantor, the Trustee and any agent of OPTI, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent OPTI, a Guarantor, the Trustee or any agent of OPTI, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such persons governing the exercise of the rights of a owner of a beneficial interest in any Global Note.
     Subject to the provisions of Section 2.01(c), the registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that such holder is entitled to take under this Indenture or the Notes.

     Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.
Section 2.02. Execution and Authentication
     An authorized member of the Board of Directors or executive officer of OPTI shall sign the Notes for OPTI by manual or facsimile signature. If an authorized member of the Board of Directors or executive officer of OPTI whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
     A Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
     The Trustee shall initially authenticate Initial Notes in Restricted Global Note form and Regulation S Global Note form for original issue on the Issue Date in an aggregate principal amount of US$1,000,000,000 upon a written order of OPTI signed by an executive officer of OPTI (an “Authentication Order”). After the Issue Date, subject to Section 4.09 hereof, OPTI may issue, from time to time, and the Trustee shall authenticate upon receipt of an Authentication Order, Additional Notes for original issue, the aggregate principal amount of any particular issue of Additional Notes to be such aggregate principal amount as is specified in such order. Except as provided in Section 4.09 hereof, there is no limit on the amount of Additional Notes that may be issued hereunder. Each such Authentication Order shall specify the principal amount of Notes to be authenticated and the date on which such Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount specified in the Authentication Orders except as provided in Section 2.07 hereof.
     The Trustee may appoint an authenticating agent acceptable to OPTI to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, OPTI or an Affiliate of OPTI.
Section 2.03. Registrar and Paying Agent
     OPTI shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The principal Registrar shall keep a register of the Notes and of their transfer and exchange. OPTI may appoint one or more co-registrars and one or more additional paying agents in such other locations as it shall determine. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. OPTI may change any Paying Agent or Registrar without notice to any Holder. OPTI shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If OPTI fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. OPTI or any of OPTI’s Subsidiaries may act as Paying Agent or Registrar.
     OPTI initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
     OPTI initially appoints the Trustee at its corporate trust office in the Borough of Manhattan, The City of New York, State of New York to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust
     OPTI shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall, and the Trustee when acting as Paying Agent agrees that it shall, hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and shall notify the Trustee of any default by OPTI in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee and to account for any money disbursed by it. OPTI at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than OPTI or a Subsidiary of OPTI) shall have no further liability for the money. If OPTI or a Subsidiary of OPTI acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to OPTI, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05. Holder Lists
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, OPTI shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and OPTI shall otherwise comply with TIA § 312(a).
Section 2.06. Transfer Exchange.
     (a) Transfer and Exchange. Where Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, OPTI shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but OPTI may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Sections 2.10, 3.07 or 9.05) or in accordance with an Asset Sale Offer pursuant to Section 4.10 or Change of Control Offer pursuant to Section 4.14, not involving a transfer.
     Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon a register kept at the corporate trust office of the Registrar (the “Security Register”) and one or more new Notes shall be authenticated and issued in the name of the holder thereof (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the holder of such Note or by a duly authorized attorney-in-fact at the office of the Registrar.
     Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by OPTI or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to OPTI and the Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.
     All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of OPTI evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.
     In the event that OPTI delivers to the Trustee a copy of an Officers’ Certificate certifying that a registration statement under the Securities Act with respect to the Exchange Offer, or a Shelf Registration Statement, as the case may be, has been declared effective by the SEC, and that OPTI has offered Exchange Notes to the holders of the Notes in accordance with the Exchange Offer or that Notes have been offered pursuant to such Shelf Registration Statement, the Trustee shall exchange or issue upon transfer, as the case may be, upon request of any holder, such holder’s Notes for (i) in the case of an Exchange Offer, Exchange Notes upon the terms set forth in the Exchange Offer or (ii) in the case of a transfer pursuant to a Shelf Registration Statement, Notes that comply with the requirements applicable following such a transfer as set forth in Section 2.01(b).
     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     (b) Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(c) , Section 2.06(a) and this Section 2.06(b); provided, however, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.
     (1) Except for transfers or exchanges made in accordance with any of clauses (2), (3), (4) or (5) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.
     (2) Restricted Global Note to Regulation S Global Note. If the owner of a beneficial interest in a Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in a Regulation S Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (2) and the rules and procedures of the Depositary. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in a Regulation S Global Note in a specified principal amount and to cause to be debited an interest in a Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.
     (3) Regulation S Global Note to Restricted Global Note. If the owner of a beneficial interest in the Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of the Depositary. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in a Restricted Global Note in a specified principal amount and to cause to be debited an interest in a Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as OPTI or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.
     (4) Restricted Global Note to Exchange Global Note. Following the earlier of the consummation of the Exchange Offer or the transfer of a Note pursuant to a Shelf Registration Statement that results in beneficial interests in such Note being reflected in an Exchange Global Note, if the owner of a beneficial interest in a Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in an Exchange Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note, such transfer or exchange, if not effected pursuant to Section 2.06(a) may be effected only in accordance with this clause (ii) and the rules and procedures of the Depositary. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in an Exchange Global Note in a specified principal amount and to cause to be debited an interest in a Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged or transferred.
     (5) Regulation S Global Note to Exchange Global Note. Following the earlier of the consummation of the Exchange Offer or the transfer of a Note pursuant to a Shelf Registration Statement that results in beneficial interests in such Note being reflected in an Exchange Global

Note, if the owner of a beneficial interest in a Regulation S Global Note at any time wishes to exchange its interest in such Regulation S Global Note for an interest in an Exchange Global Note, or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in an Exchange Global Note, such transfer or exchange, if not effected pursuant to an Exchange Offer or a Shelf Registration Statement in accordance with Section 2.06(a) may be effected only in accordance with this clause (v) and the rules and procedures of the Depositary. Upon receipt by the Registrar from the Transfer Agent of instructions directing the Registrar to credit or cause to be credited an interest in an Exchange Global Note in a specified principal amount and to cause to be debited an interest in a Regulation S Global Note in such specified principal amount, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Exchange Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.
     (6) Global Notes to certificated Notes. In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.10, the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (2) and (3) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by OPTI and the Trustee.
     (c) Except in connection with an Exchange Offer or a Shelf Registration Statement contemplated by and in accordance with the terms of the Registration Rights Agreement, if Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to OPTI such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by OPTI, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144(k) under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of OPTI, shall authenticate and deliver Notes that do not bear the legend.
     (d) The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.
Section 2.07. Replacement Notes
     If any mutilated Note is surrendered to the Trustee or OPTI and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, OPTI shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or OPTI, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and OPTI to protect OPTI, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. OPTI may charge for its expenses in replacing a Note.
     Every replacement Note is an additional obligation of OPTI and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in this Section 2.08, a Note does not cease to be outstanding because OPTI or a Subsidiary of OPTI or an Affiliate of OPTI holds the Note; however, Notes held by OPTI or a Subsidiary of OPTI shall be deemed to be not outstanding for purposes of Section 3.08(a) hereof and for the purposes set forth in Section 2.09 hereof.
     If a Note is replaced, paid or purchased pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than OPTI or a Subsidiary of OPTI or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09. Treasury Notes
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by OPTI or a Subsidiary of OPTI, or by an Affiliate of any of these Persons, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.
Section 2.10. Temporary Notes
     Until certificates representing Notes are ready for delivery, OPTI may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that OPTI considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, OPTI shall prepare and the Trustee shall authenticate certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation
     OPTI at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall promptly cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the destruction of all cancelled Notes shall be delivered to OPTI. OPTI may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest
     If OPTI defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. OPTI shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. OPTI shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, OPTI (or, upon the written request of OPTI, the Trustee in the name and at the expense of OPTI) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.13. CUSIP Numbers
     OPTI in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. OPTI will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
ARTICLE THREE
REDEMPTION
Section 3.01. Notices to Trustee
     If OPTI elects to redeem Notes pursuant to the optional redemption provisions of Section 3.08 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
     (1) the clause of this Indenture pursuant to which the redemption shall occur;
     (2) the redemption date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the redemption price.
Section 3.02. Selection of Notes to Be Redeemed
     If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption as follows:
     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
     (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate which may include, if the Trustee is so directed by OPTI, deeming Notes which are held by a Subsidiary of OPTI as being not outstanding for purposes of this redemption.
     In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
     The Trustee will promptly notify OPTI in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of US$1,000 or whole multiples of US$1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
Section 3.03. Notice of Redemption
     At least 30 days but not more than 60 days before a redemption date, OPTI shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed to the registered address of that Holder, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles Eight or Twelve of this Indenture. A notice of redemption may not be conditional.
     The notice shall identify the Notes to be redeemed and shall state:
     (1) the redemption date;
     (2) the redemption price and the amount of accrued interest, if any, to be paid;
     (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
     (4) the name and address of the Paying Agent;
     (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless OPTI defaults in making such redemption payment, interest on Notes (or the portions of them, as applicable) called for redemption ceases to accrue on and after the redemption date;
     (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (8) the applicable CUSIP number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

     At OPTI’s request, the Trustee shall give the notice of redemption in OPTI’s name and at its expense; provided, however, that OPTI has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04. Effect of Notice of Redemption
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, the Notes or the portion of the Notes specified in such notice to be redeemed shall become due and payable on the applicable redemption date at the redemption price stated in such notice of redemption, together with accrued interest to such redemption date, and on and after such redemption date (unless OPTI shall default in the payment of such Notes at the applicable redemption price and accrued interest to the redemption date, in which case the principal, until paid, shall bear interest from such redemption date at the rate prescribed in the Notes), such Notes shall cease to accrue interest.
Section 3.05. Deposit of Redemption Price
     One Business Day prior to the redemption date, OPTI shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest (including Additional Interest, if any) on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to OPTI any money deposited with the Trustee or the Paying Agent by OPTI in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest (including Additional Interest, if any) on, all Notes to be redeemed.
Section 3.06. Payment of Notes to be Redeemed
     Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by OPTI at the applicable redemption price, together with accrued interest, if any, to the applicable redemption date; provided, however, that if an interest payment date is on or prior to the redemption date, the accrued interest payable on such interest payment date shall be paid on such interest payment date to the Person in whose name the Note is registered at the close of business on the relevant record date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption in accordance with this Section 3.06, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.07. Notes Redeemed in Part
     Except as provided in Section 3.02, no Note in principal amount of US$1,000 or less can be redeemed in part. Upon surrender of a Note that is redeemed in part, OPTI shall issue and the Trustee shall authenticate for the Holder at the expense of OPTI a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided, however, that each such Note shall be in a principal amount of US$1,000 or an integral multiple thereof.
Section 3.08. Optional Redemption
     (a) At any time prior to December 15, 2009, OPTI may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 108.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings generating gross proceeds to OPTI of at least $10.0 million; provided that:
     (1) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by OPTI or any of OPTI’s Subsidiaries); and
     (2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.
     (b) If OPTI or a Guarantor becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of this Indenture and such additional amounts cannot (as certified in an Officer’s Certificate to the Trustee) be avoided by the use of reasonable measures available to OPTI, including the making of such payment by OPTI or by another Guarantor, then OPTI may, at its option, redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.
     (c) At any time prior to December 15, 2010, OPTI may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date.
     (d) After December 15, 2010, OPTI may redeem all or a part of the Notes on any one or more occasions upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on December 15 of each of the years indicated below:

Year	Percentage
2010	104.125%
2011	102.063%
2012 and thereafter	100.000%
Section 3.09. Mandatory Redemption
     OPTI is not required to make mandatory redemption or sinking fund payments with respect to the Notes; however, OPTI may be required to offer to purchase the Notes pursuant to Sections 4.10 and 4.14 hereof. OPTI may at any time and from time to time purchase Notes in the open market or otherwise.
ARTICLE FOUR
COVENANTS
Section 4.01. Payment of Notes
     OPTI shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, shall be considered paid on the date due if the Paying

Agent, if other than OPTI or a Subsidiary of OPTI, holds as of 10:00 a.m. Eastern Time on the due date money deposited by OPTI in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. OPTI shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
     OPTI shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace or cure period) at the same rate to the extent lawful.
Section 4.02. Maintenance of Office or Agency
     OPTI shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon OPTI in respect of the Notes and this Indenture may be served. OPTI shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time OPTI fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     OPTI may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve OPTI of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. OPTI shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     OPTI hereby designates the Corporate Trust Office of the Trustee as one such office or agency of OPTI in accordance with Section 2.03 hereof.
Section 4.03. Reports
     (a) Whether or not required by the SEC, so long as any Notes are outstanding, OPTI shall furnish to the Trustee and, upon request, shall furnish to beneficial owners of and prospective investors in the Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations:
     (1) (A) all annual financial information that OPTI would have been required to file with the SEC on Forms 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form), if OPTI were required to file such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario; and (B) for the first three quarters of each year, all quarterly financial information that OPTI would have been required to file or furnish with the SEC on Form 6-K (or any successor form), if OPTI were required to file such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by OPTI’s certified independent accountants; and

     (2) all current reports that would otherwise be required to be filed or furnished by OPTI with the SEC on Form 6-K if OPTI were required to file or furnish such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario.
     If OPTI has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this paragraph (a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of OPTI and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries; provided, however, that if the Unrestricted Subsidiaries, on a combined basis, are “minor” (as defined in Rule 3-10(h)(6) of Regulation S-X under the Securities Act) then disclosure to that effect shall be sufficient for purposes of this paragraph.
     In addition, all financial information and reports to be provided pursuant to this Section 4.03 shall contain all financial information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the Toronto Stock Exchange.
     (b) Following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, OPTI shall file a copy of all of the information and reports referred to in clauses (1) and (2) of paragraph (a) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC shall not accept such a filing). If, notwithstanding the foregoing, the SEC shall not accept OPTI’s reports for any reason, OPTI shall post the reports referred to in the preceding paragraph on its website within the time periods that would apply if OPTI were required to file those reports with the SEC.
     Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained, therein, including OPTI’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
     (c) In addition, OPTI and the Guarantors have agreed that, for so long as any Notes remain outstanding and are not freely transferable under the Securities Act, they shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04. Compliance Certificate
     (a) OPTI and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of such obligor and, as applicable, its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether such obligor has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge such obligor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action such obligor is taking or proposes to take with respect thereto.
     (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or the Canadian Institute of Chartered Accountants, the year-end financial statements delivered pursuant to Section 4.03(a)(1)(A) above shall be accompanied by a written statement of OPTI’s independent public accountants (who shall be a firm of established national reputation in Canada or the United States) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that OPTI has violated any provisions of Article Four or Article Five hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.
     (c) So long as any of the Notes are outstanding, OPTI shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action OPTI is taking or proposes to take with respect thereto.
Section 4.05. Taxes
     OPTI shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06. Stay, Extension and Usury Laws
     OPTI and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and OPTI and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07. Restricted Payments
     (a) OPTI shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of OPTI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment on account of such Equity Interests in connection with any merger or consolidation involving OPTI or any of its Restricted Subsidiaries) or to the direct or indirect holders of OPTI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of OPTI or (y) to OPTI or a Restricted Subsidiary of OPTI);
     (2) purchase, retract, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OPTI or any of its

Restricted Subsidiaries), in whole or in part, any Equity Interests of OPTI or any Restricted Subsidiary thereof held by Persons other than OPTI or any of its Restricted Subsidiaries;
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or
     (4) make any Restricted Investment;
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (2) OPTI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OPTI and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (7) and (8) of paragraph (b) below), is less than the sum, without duplication, of:
     (A) 50% of the Consolidated Net Income of OPTI for the period (taken as one accounting period) from the beginning of the first fiscal quarter during which the Issue Date falls to the end of OPTI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss); plus
     (B) 100% of the aggregate net proceeds received by OPTI (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OPTI (other than Disqualified Stock) or Equity Interests issued or sold to a Subsidiary of OPTI or Equity Interests issued or sold to an employee stock option plan or a trust established by OPTI or its Subsidiaries for the benefit of their employees); plus
     (C) the aggregate amount by which Indebtedness or Disqualified Stock issued by OPTI or Indebtedness or preferred stock issued by any Restricted Subsidiary subsequent to the Issue Date is reduced on OPTI’s consolidated balance sheet upon the conversion or exchange into Equity Interests of OPTI (less the amount of any cash, or the fair value of assets, distributed by OPTI or any Restricted Subsidiary upon such conversion or exchange), in each case to a party other than OPTI or one of its Subsidiaries; plus
     (D) with respect to Restricted Investments made by OPTI and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to OPTI or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or from redesignations of Unrestricted Subsidiaries (other than Initial Unrestricted Subsidiaries) as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by OPTI or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Issue Date.
     (b) So long as (except with respect to (1), (5), (7) and (10) below) no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) shall not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;
     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness (including premium, if any, and accrued interest thereon) of OPTI or any Guarantor or of any Equity Interests of OPTI or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OPTI) of, Equity Interests of OPTI (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of paragraph (a) of this Section 4.07;
     (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of OPTI that is subordinated to the Notes, or Indebtedness of any Guarantor that is subordinated to such Guarantor’s Guarantee, in each case, with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;
     (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of OPTI or any Restricted Subsidiary of OPTI held by any member of OPTI’s (or any of its Restricted Subsidiaries’) management, directors or employees pursuant to any management equity subscription agreement, stock option agreement or similar agreement or upon the death, disability or termination of employment of such directors, officers or employees; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1.0 million in any calendar year;
     (5) payment of ordinary dividends on Disqualified Stock issued after the date of this Indenture pursuant to the terms thereof as in effect on the date of issuance; provided, that such Disqualified Stock was issued in accordance with Section 4.09 hereof;
     (6) the making of Restricted Payments, not otherwise provided for in any other clause of this paragraph, in an aggregate amount not to exceed US$25.0 million since the date of this Indenture;
     (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
     (8) the repurchase, redemption or other acquisition for value of Capital Stock of OPTI or any direct or indirect parent representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving OPTI or any direct or indirect parent;
     (9) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness that is subordinated to the Notes or the Guarantees (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to those set forth under Section 4.14 hereof or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those set forth under Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, OPTI has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and
     (10) the payment of any dividend or distribution by a Restricted Subsidiary of OPTI to the holders of its Capital Stock on a pro rata basis.
     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by OPTI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     (a) OPTI shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to OPTI or any of its Restricted Subsidiaries or pay any indebtedness owed to OPTI or any of its Restricted Subsidiaries;
     (2) make loans or advances to OPTI or any of its Restricted Subsidiaries; or
     (3) transfer any of its properties or assets to OPTI or any of its Restricted Subsidiaries.
     (b) The restrictions in paragraph (a) of this Section 4.08 shall not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements governing Existing Indebtedness or Credit Facilities or any other agreements as in effect or which come into effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the relevant agreement as in effect on the Issue Date, as determined by OPTI’s Board of Directors in their reasonable and good faith judgment;
     (2) this Indenture, the Notes and the Guarantees;

     (3) applicable law;
     (4) any agreement or other instrument of a Person acquired by OPTI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent the encumbrance or restriction contained in the instrument was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of an agreement or other instrument governing Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;
     (5) customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practice;
     (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of paragraph (a) of this Section 4.08;
     (7) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by OPTI’s Board of Directors in their reasonable and good faith judgment;
     (9) Liens securing Indebtedness otherwise permitted to be Incurred under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
     (10) customary restrictions on the disposition or distribution of assets or property, in each case contained in any COJO Agreement, technology licenses, joint venture agreements and other similar agreements entered into in the ordinary course of business; and
     (11) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock
     (a) OPTI shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and OPTI shall not issue any Disqualified Stock, and OPTI shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that commencing January 1, 2009, OPTI may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and a Guarantor may Incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Relevant Period (as defined below) would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such Relevant Period. The “Relevant Period” means OPTI’s most recently ended four full fiscal quarters for which internal financial statements are available

     (or, if fewer than four such fiscal quarters have elapsed since and including the full fiscal quarter of OPTI ending March 31, 2009).
     (b) Paragraph (a) of this Section 4.09 shall not prohibit any of the following (collectively, “Permitted Debt”):
     (1) the Incurrence by OPTI and the Guarantors of Indebtedness and letters of credit under Credit Facilities, and guarantees relating thereto, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of OPTI thereunder) not to exceed the greater of:
     (A) US$950 million, less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by OPTI since the Issue Date to permanently repay any term Indebtedness under a Credit Facility pursuant to Section 4.10 hereof and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by OPTI since the Issue Date as a result of the application of Net Proceeds of Asset Sales pursuant to Section 4.10 hereof; and
     (B) US$400 million plus 35% of Adjusted Consolidated Net Tangible Assets as of the date on which such additional Indebtedness is Incurred;
     (2) the Incurrence of Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this Section 4.09(b));
     (3) the Incurrence by OPTI and the Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued on the Issue Date and the Exchange Notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement;
     (4) the Incurrence by OPTI or any Guarantor of Indebtedness and Obligations represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of OPTI or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed US$50.0 million at any time outstanding;
     (5) the Incurrence by OPTI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.09(a) or clauses (2), (3), (4), (5), or (14) of this Section 4.09(b);
     (6) the Incurrence by OPTI or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock between or among OPTI and any of its Restricted Subsidiaries; provided, however, that:
     (A) if OPTI or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of OPTI, or the Guarantee, in the case of a Guarantor; and

     (B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than OPTI or a Restricted Subsidiary of OPTI and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OPTI or a Restricted Subsidiary of OPTI, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by OPTI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the Incurrence by OPTI or any Guarantor of Hedging Obligations, provided that such Hedging Obligations were Incurred in the ordinary course of business and not for speculative purposes;
     (8) the guarantee by OPTI or any of the Guarantors of Indebtedness of OPTI or a Restricted Subsidiary of OPTI that was permitted to be Incurred by another provision of this Section 4.09, and that does not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
     (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock of OPTI or preferred stock of a Guarantor shall not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of OPTI as accrued;
     (10) the Incurrence by OPTI or any Guarantor of Indebtedness and Obligations under Oil and Gas Hedging Contracts, provided that such Contracts were entered into in the ordinary course of business and not for speculative purposes;
     (11) production imbalances arising in the ordinary course of business;
     (12) Indebtedness and Obligations in connection with one or more standby letters of credit, guarantees, performance or surety bond or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance or surety bond itself);
     (13) the Incurrence by OPTI or any Guarantor of Indebtedness equal to 100% of the aggregate net proceeds received by OPTI (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OPTI (other than Disqualified Stock or Equity Interests issued or sold to a Subsidiary of OPTI or Equity Interests issued or sold to an employee stock option plan or a trust established by OPTI or its Subsidiaries for the benefit of their employees), provided that (a) such net proceeds have not been applied pursuant to the “Restricted Payments” covenant to make a Restricted Payment, and (b) upon such Incurrence, the ability of OPTI and its Restricted Subsidiaries to make Restricted Payments pursuant to clause (C) of the first paragraph of the “Restricted Payments” covenant shall be reduced by an amount equal to such Indebtedness;

     (14) the Incurrence by OPTI or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14), not to exceed US$50.0 million;
     (15) Indebtedness representing deferred compensation to employees of OPTI and the Restricted Subsidiaries;
     (16) Indebtedness of OPTI or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
     (17) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (18) customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of OPTI or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any assets of OPTI or any such Restricted Subsidiary (other than Guarantees incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);
     (19) Indebtedness representing any JV Overdraft Obligations or letters of credit in support of such obligations;
     (20) the Incurrence by OPTI or any Guarantor of Indebtedness and Obligations represented by Pipeline Transportation Arrangements not to exceed US$75.0 million at any time outstanding, provided that in calculating such limit, only the capitalized principal amount of such Indebtedness and Obligations which are payable pursuant to their terms on or prior to the scheduled maturity date of the Notes shall be included;
     (21) Indebtedness incurred by OPTI or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of security for environmental reclamation obligations, workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and
     (22) the Incurrence by OPTI of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes.
     For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be Incurred pursuant to Section 4.09(a), OPTI shall be permitted to classify such item of Indebtedness in whole or in part in any manner that complies with the applicable part of this Section 4.09, including by allocation to more than one other type of Indebtedness. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (22) above may later be reclassified by OPTI such that it shall be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under

Credit Facilities outstanding on the Issue Date shall be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of this Section 4.09(b).
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Permitted Refinancing Indebtedness incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
     (c) OPTI shall not Incur any Indebtedness (including Permitted Debt) that is subordinate in right of payment to any other Indebtedness of OPTI unless such additional Indebtedness is also subordinate in right of payment to the Notes on substantially identical terms. OPTI shall not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Guarantee on substantially identical terms. For purposes of the foregoing, no Indebtedness of OPTI or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of OPTI or such Guarantor solely by reason of any Liens or guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Section 4.10. Asset Sales
     (a) OPTI shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) OPTI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
     (2) the Fair Market Value is set forth in an Officers’ Certificate delivered to the Trustee; and
     (3) at least 75% of the consideration received in the Asset Sale by OPTI or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Permitted Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:
     (A) any liabilities, as shown on OPTI’s or such Restricted Subsidiary’s most recent balance sheet, of OPTI or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Guarantee and liabilities to the extent owed to OPTI or any Restricted Subsidiary of OPTI) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases OPTI or such Restricted Subsidiary from further liability; and

     (B) any securities, Notes or other obligations received by OPTI or any such Restricted Subsidiary from such transferee that within 90 days are converted by OPTI or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
     (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, OPTI or the applicable Restricted Subsidiary may apply those Net Proceeds:
     (1) to repay or prepay Indebtedness and other Obligations secured by such asset, or secured Indebtedness under any Credit Facility or other Priority Lien Debt, in each case, other than Indebtedness or other Obligations that are subordinated to the Notes;
     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Oil and Gas Business;
     (3) to make a capital expenditure; or
     (4) to acquire Permitted Assets;
provided that, in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds shall be applied to satisfy such commitment within 120 days of such commitment and such commitment is not terminated or abandoned.
Pending the final application of any Net Proceeds, OPTI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
     (c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) of this Section 4.10 shall constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$25.0 million, OPTI shall make an offer (an “Asset Sale Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, OPTI may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall, subject to Section 4.10(f) hereof, select the Notes and such other pari passu Indebtedness surrendered to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of US$1,000, or integral multiples thereof, shall be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
     (d) The Asset Sale Offer shall remain open for a period of at least 20 Business Days and not more than 30 Business Days (except to the extent that a longer period is required by applicable law) following its commencement (the “Offer Period”).
     (e) Within three Business Days after it becomes obligated to make the Asset Sale Offer, OPTI shall commence the Asset Sale Offer by sending a notice by first class mail to each Holder, at such Holder’s registered address, with a copy to the Trustee. The notice shall (i) contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer and (ii) be accompanied by such information regarding OPTI and its Restricted Subsidiaries as OPTI in good faith believes shall enable Holders to make an informed decision with respect to such Asset Sale Offer. Without limiting the foregoing, the notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 4.10 and the length of time the Asset Sale Offer shall remain open;
     (2) the amount of Excess Proceeds, the Offer Amount (as defined below), the purchase price and the Purchase Date (as defined below);
     (3) that any Note (or portion thereof) not tendered or accepted for payment shall continue to accrue interest;
     (4) that, unless OPTI defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
     (5) that a Holder electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of US$1,000 only;
     (6) that a Holder electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer the Note by book-entry transfer, to OPTI, a Depositary, if appointed by OPTI, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (7) that a Holder shall be entitled to withdraw his election if OPTI, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Excess Proceeds, the Trustee shall, subject to Section 4.10(f) hereof, select the Notes to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of US$1,000, or integral multiples thereof, shall be purchased); and
     (9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     (f) No Note in principal amount of US$1,000 or less can be purchased in part; except that if all of the Notes of a Holder are to be purchased pursuant to an Asset Sale Offer, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be purchased.
     (g) One Business Day prior to the end of the Offer Period (the last day of the Offer Period being herein called the “Purchase Date”), OPTI shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of all Notes to be purchased on that Purchase Date, including accrued and unpaid interest (including Additional Interest, if any) on such Notes (the amount required to purchase such Notes and other pari passu Indebtedness being referred to herein as the "Offer Amount”). The Trustee or the Paying Agent shall promptly return to OPTI any money deposited with the Trustee or the Paying Agent by OPTI in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest (including Additional Interest, if any) on, all Notes to be purchased.
     (h) On a date that is no later than three Business Days after the Purchase Date, OPTI shall, to the extent lawful:
     (1) accept for payment, on a pro rata basis to the extent necessary, all Notes (or any portions thereof) and other pari passu Indebtedness, in each case to the extent tendered pursuant to the Asset Sale Offer and required to be purchased by OPTI pursuant to this Section 4.10; and
     (2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by OPTI and that such Notes were accepted for payment by OPTI in accordance with the terms of this Section 4.10.
     (i) OPTI, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by OPTI for purchase, and OPTI shall promptly issue a new Note, and the Trustee, upon written request from OPTI shall authenticate at the expense of OPTI and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such Note shall be in a principal amount of US$1,000 or an integral multiple thereof. Any Note not so accepted shall be promptly mailed or delivered by or on behalf of OPTI to the Holder thereof. OPTI shall publicly announce the results of the Asset Sale Offer on the Business Day following the Purchase Date.
     (j) If an interest payment date is on or prior to the applicable Purchase Date, the accrued interest payable on such interest payment date shall be paid on such interest payment date to the Person in whose name the Note is registered at the close of business on the relevant interest payment record date.
     (k) For purposes of this Section 4.10, OPTI shall be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, OPTI shall be required to comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions by virtue of such conflict.
Section 4.11. Transactions with Affiliates
     (a) OPTI shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to OPTI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by OPTI or such Restricted Subsidiary with a Person that is not an Affiliate of OPTI or any of its Restricted Subsidiaries; and
     (2) OPTI delivers to the Trustee:
     (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OPTI;
     (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million, a resolution of the Board of Directors of OPTI set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OPTI; and
     (C) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$25.0 million, an opinion as to the fairness to OPTI or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States.
     (b) The following items shall be deemed not to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):
     (1) any employment or consulting agreement entered into by OPTI or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of OPTI or such Restricted Subsidiary;
     (2) transactions between or among OPTI and/or its Restricted Subsidiaries;
     (3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of OPTI solely because OPTI owns an Equity Interest in, or controls, such Person;
     (4) payment of reasonable and customary compensation or fees to any directors, or the execution of customary expense reimbursement, indemnification or similar arrangements with any directors and officers, of OPTI or its Restricted Subsidiaries in the ordinary course of business;
     (5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates, directors, officers, employees or consultants of OPTI;
     (6) the entering into of a tax sharing agreement, or payments pursuant thereto, between OPTI and/or one or more of its Restricted Subsidiaries, on the one hand, and any other Person with which OPTI or such Restricted Subsidiaries are required to file a consolidated tax return or with which OPTI or such Restricted Subsidiaries are part of a consolidated group for tax purposes, which payments by OPTI and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

     (7) payments made and any other actions taken in respect of license or sub-license agreements between or among OPTI, its Subsidiaries and companies that are affiliates of one or more directors of OPTI; and
     (8) Restricted Payments that are permitted by Section 4.07 hereof and Permitted Investments (other than pursuant to clauses (3) of the definition of Permitted Investments).
Section 4.12. Liens
     OPTI shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien to secure Indebtedness, Obligations in respect thereof or trade payables on any assets now owned or hereafter acquired, except Permitted Liens.
Section 4.13. Corporate Existence
     Subject to Article Five hereof, each of OPTI and OPTI shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of OPTI or any such Subsidiary; and
     (2) the rights (charter and statutory), licenses and franchises of OPTI and its Subsidiaries;
provided, however, that neither OPTI nor OPTI shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of OPTI shall determine that the preservation thereof is no longer desirable in the conduct of the business of OPTI and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.
Section 4.14. Offer to Repurchase Upon Change of Control
     (a) If a Change of Control occurs, unless OPTI has previously or concurrently mailed a redemption notice with respect to all outstanding Notes pursuant to Section 3.03 hereunder, each Holder shall have the right to require OPTI to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 4.14. In the Change of Control Offer, OPTI shall offer a payment in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of repurchase (the “Change of Control Payment”).
     (b) Within 30 days following any Change of Control, OPTI shall mail a notice to each Holder, at such Holder’s address appearing in the security register kept by the principal Registrar, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or such later date as is necessary to comply with clause (e) below). OPTI shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of

Control provisions of this Indenture, OPTI shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict. The notice shall further state:
     (1) that a Change of Control has occurred and the date it occurred, along with a description of the transaction or transactions that constitute the Change of Control;
     (2) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes timely tendered shall be accepted for payment;
     (3) the amount of the Change of Control Payment;
     (4) the Change of Control Payment Date;
     (5) that any Note (or portion thereof) not tendered or accepted for payment shall continue to accrue interest;
     (6) that, unless OPTI defaults in making payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
     (7) that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer the Note by book-entry transfer, to OPTI, a Depositary, if appointed by OPTI, or a Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date;
     (8) that Holders shall be entitled to withdraw their election if OPTI, the Depositary or the Paying Agent, as the case may be, receives, not later than one Business Day before the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and
     (9) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.
     (c) On the Change of Control Payment Date, OPTI or its designated agent shall, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes accepted for purchase together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by OPTI.

     The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of US$1,000 or an integral multiple of US$1,000.
     OPTI shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (d) One Business Day prior to the Change of Control Payment Date, OPTI shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of all Notes to be purchased on that Change of Control Payment Date, including accrued and unpaid interest (including Additional Interest, if any) on such Notes. The Trustee or the Paying Agent shall promptly return to OPTI any money deposited with the Trustee or the Paying Agent by OPTI in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest (including Additional Interest, if any) on, all Notes to be purchased.
     (e) OPTI, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case no later than three Business Days after the Change of Control Payment Date) mail or deliver to each Holder that has properly tendered its Notes pursuant to the Change of Control Offer an amount equal to the Change of Control Payment for such Notes, and OPTI shall promptly issue, and the Trustee, upon written request from OPTI shall authenticate at the expense of OPTI and mail (or cause to be transferred by book entry) to each such Holder, a new Note in a principal amount equal to any unpurchased portion of the Note surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. No Note in principal amount of US$1,000 or less can be purchased in part pursuant to this Section 4.14; except that if all of the Notes of a Holder are to be purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be purchased.
     (f) OPTI shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, OPTI shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such conflict.
     (g) Notwithstanding anything to the contrary in this Section 4.14, OPTI shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 hereof and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.
Section 4.15. Payments for Consent
     OPTI shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holders for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.16. Additional Guarantees
     If any future Restricted Subsidiary of OPTI is or becomes obligated with respect to any Indebtedness (including Acquired Debt), then if such Indebtedness, together with all other outstanding Indebtedness of Restricted Subsidiaries of OPTI that are not Guarantors, is in the aggregate US$1.0 million or more, such Restricted Subsidiary shall promptly become a Guarantor and execute a supplemental indenture (substantially in the form of Exhibit E hereto) providing for a Guarantee and deliver an Opinion of Counsel reasonably satisfactory to the trustee that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation.
Section 4.17. Payment of Additional Amounts
     (a) All payments made by OPTI with respect to the Notes, or by any Guarantor pursuant to the Guarantees, shall be made without withholding or deduction for any taxes imposed by any Canadian taxing authority, unless required by law or the interpretation or administration thereof by the relevant taxing authority. If OPTI or a Guarantor is obligated to withhold or deduct any amount on account of taxes imposed by any Canadian taxing authority from any payment made with respect to the Notes, OPTI or such Guarantor will:
     (1) make such withholding or deduction;
     (2) remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;
     (3) pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Holder would have received if such taxes had not been withheld or deducted;
     (4) furnish to the Trustee for the benefit of the Holders, within 30 days after the date of the payment of any taxes is due, an official receipt of the relevant government authority for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by OPTI or such Guarantor of those taxes;
     (5) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to Holders on the payment date.
     (b) Notwithstanding the foregoing, neither OPTI nor a Guarantor shall pay Additional Amounts to any Holder in respect of a beneficial owner of a Note:
     (1) with which OPTI or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
     (2) which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments thereunder; or

     (3) for or on account of any taxes imposed or withheld by reason of the failure of the holder or beneficial owner of the note to complete, execute and deliver to OPTI or a Guarantor, as the case may be, any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to OPTI or such Guarantor in order to enable OPTI or such Guarantor to make payments on the Notes without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by OPTI or such Guarantor.
     Any reference in this Indenture to the payment of principal, premium, if any, interest, Additional Interest, Change of Control or Asset Sale purchase price, redemption price or any other amount payable under or with respect to any Note, shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. OPTI’s and the Guarantors’ obligation to make payments of Additional Amounts shall survive any termination of this Indenture or the defeasance of any rights hereunder.
Section 4.18. Designation of Restricted and Unrestricted Subsidiaries
          (a) The Board of Directors of OPTI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation; provided that:
     (1) the aggregate Fair Market Value of all outstanding Investments owned by OPTI and its Restricted Subsidiaries in the Subsidiary so designated (including any guarantee by OPTI or any Restricted Subsidiary of any Indebtedness of such Subsidiary) shall be deemed to be an Investment made as of the time of the designation and that such Investment would be permitted under Section 4.07 hereof;
     (2) any guarantee by OPTI or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated shall be deemed to be an Incurrence of Indebtedness by OPTI or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 4.09 hereof; and
     (3) such Subsidiary does not hold any Liens on any property of OPTI or any Restricted Subsidiary thereof;
provided, further, that such designation shall only be permitted if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
          (b) The Board of Directors of OPTI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
     (1) such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of OPTI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;
     (2) all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such designation shall only be permitted if such Investments would be permitted under Section 4.07 hereof;

     (3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12 hereof;
     (4) no Default or Event of Default would be in existence following such designation; and
     (5) to the extent required under Section 4.16 hereof, such Unrestricted Subsidiary becomes a Guarantor and executes a supplemental indenture in substantially the form of Exhibit E hereto and delivers an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days of the date on which it is designated to the effect that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its terms.
Section 4.19. Business Activities
     OPTI shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to OPTI and its Restricted Subsidiaries taken as a whole.
Section 4.20. Construction of Phase 2
     OPTI shall not, and shall not permit any Restricted Subsidiary to, make any payment or investment in connection with the construction of Phase 2 unless OPTI has sufficient funds (including binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under this Indenture) to achieve Phase 1 Completion. Until OPTI has provided an Officer’s Certificate to the trustee certifying that OPTI has achieved Phase 1 Completion, OPTI shall certify to the Trustee no later than 15 days after the end of each fiscal quarter whether it has complied fully with this Section 4.20 during such preceding fiscal quarter.
Section 4.21. Covenant Suspension
     (a) During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, OPTI and the Restricted Subsidiaries shall not be subject to:
     (1) the provisions of this Indenture under Sections 4.07 (except to the extent applicable under the provisions of Section 4.18), 4.08, 4.09, 4.10, 4.11, 4.14 and clause (4) of Section 5.01(a); and
     (2) clauses (3) and (4) under Section 6.01 to the extent that such clauses apply to the Sections of this Indenture referred to in clause (1) of this paragraph (a).
     (b) If OPTI and its Restricted Subsidiaries are not subject to the Sections of this Indenture referred to in paragraph (a) above for any period of time as a result of paragraph (a) of this Section 4.21 (a “Fall-Away Period”) and, subsequently, one, or both, of the Rating Agencies withdraws or downgrades its ratings assigned to the Notes below the required Investment Grade Ratings or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then OPTI and its Restricted Subsidiaries shall thereafter again be subject to these covenants. The ability of OPTI and its Restricted Subsidiaries to make Restricted Payments (as defined under Section 4.07 hereof) after the time of such withdrawal, downgrade or Event of Default shall be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in this Indenture or cause a Default or an Event of Default hereunder; provided that, in the case of the Incurrence of Indebtedness during a Fall-Away Period:
     (1) OPTI and its Restricted Subsidiaries did not Incur such Indebtedness in anticipation of: (A) a ratings withdrawal or downgrade below an Investment Grade Rating; or (B) an Event of Default; and
     (2) OPTI and its Restricted Subsidiaries did not reasonably believe that such Incurrence would result in such withdrawal or downgrade or Event of Default.
ARTICLE FIVE
SUCCESSORS
Section 5.01. Amalgamation, Merger, Consolidation or Sale of Assets
     (a) OPTI may not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not OPTI is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of OPTI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:
     (1) either: (a) OPTI is the surviving Person or (b) the Person formed by or surviving any such amalgamation, consolidation or merger if other than OPTI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state of the United States or the District of Columbia;
     (2) the Person formed by or surviving any such consolidation or merger (if other than OPTI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of OPTI under this Indenture, the Notes and the Registration Rights Agreement, in each case, pursuant to agreements reasonably satisfactory to the Trustee;
     (3) immediately after such transaction no Default or Event of Default exists;
     (4) OPTI or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than OPTI), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Section 4.09;
     (5) each Guarantor, unless such Guarantor is the Person with which OPTI has entered into a transaction under this covenant, shall have by amendment to its Guarantee confirmed that its Guarantee shall apply to the obligations of OPTI or the surviving Person in accordance with the Notes and this Indenture; and
     (6) the transactions shall not result in OPTI or the surviving corporation being required to make any deduction or withholding on account of taxes as described in Section 4.17 hereof that OPTI would not have been required to make had such transactions or series of transactions not occurred.
     For purposes of this Section 5.01, (i) clause (4) shall not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among OPTI and any of the Guarantors, and (ii) a lease of all or substantially all of OPTI’s property or assets in one or more related transactions shall constitute a “transfer” of such assets.
     Satisfaction of the provisions set forth in Section 5.01(a)(3), (4) and (6) shall be evidenced by an Officers’ Certificate from OPTI or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than OPTI), or to which such sale, assignment, transfer, conveyance or other disposition has been made.
Section 5.02. Successor Corporation Substituted
     Upon any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of OPTI in a transaction that is subject to, and that complies with the provisions of Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which OPTI is amalgamated or merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such amalgamation, consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to “OPTI” shall refer instead to the successor Person and not to OPTI), and such successor Person may exercise every right and power of OPTI under this Indenture with the same effect as if such successor Person had been named as OPTI, as applicable, herein; provided, however, that the predecessor to the successor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of OPTI’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE SIX
DEFAULTS AND REMEDIES
Section 6.01. Events of Default
     Each of the following is an “Event of Default”:
     (1) continuance for 30 days of a default in the payment when due of interest on, or Additional Interest with respect to, the Notes;
     (2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;
     (3) failure by OPTI or any of its Restricted Subsidiaries to comply with Sections 4.10, 4.14 or 5.01 hereof;
     (4) failure by OPTI or any of its Restricted Subsidiaries to comply with any of the other agreements in this Indenture for 60 consecutive days after written notice has been given to OPTI by the Trustee or to OPTI and the Trustee by Holders of at least 25% of the outstanding principal amount of the Notes;
     (5) default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OPTI or any of its Restricted Subsidiaries (or the payment of which is guaranteed by OPTI or any of its Restricted Subsidiaries) other than Indebtedness owed to OPTI or a Restricted Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:
     (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated, aggregates US$25.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 20 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
     (6) failure by OPTI or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
     (7) the repudiation by OPTI or any of its Subsidiaries of any of its obligations under the Secured Debt Documents or the unenforceability of the Secured Debt Documents against OPTI or any of its Subsidiaries for any reason; provided, that such repudiation or unenforceability relates to Collateral with a Fair Market Value of US$25.0 million or more;
     (8) except as permitted by this Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or OPTI or any Significant Subsidiary, or any Person acting on behalf of OPTI or any Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee; and
     (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (a) is for relief against OPTI or any of OPTI’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of OPTI) in an involuntary case;
     (b) appoints a custodian of OPTI or any of OPTI’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of OPTI) or for all or substantially all of the property of OPTI or any of OPTI’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of OPTI); or

     (c) orders the liquidation of OPTI or any of OPTI’s Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of OPTI);
and the order or decree remains unstayed and in effect for 60 consecutive days.
Section 6.02. Acceleration
     In the case of an Event of Default pursuant to clause (9) of Section 6.01 hereof, with respect to OPTI or any of OPTI’s Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of OPTI, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to OPTI specifying the Event of Default. Upon receipt of any such declaration by OPTI, the Notes shall become due and payable immediately. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind and annul an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.
     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of OPTI with the intention of avoiding payment of the premium that OPTI would have had to pay if OPTI then had elected to redeem the Notes pursuant to Section 3.08 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs prior to December 15, 2010 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of OPTI with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2010, then, upon acceleration of the Notes, an additional premium shall also become and be immediately due and payable in an amount provided under Section 3.08(c) hereof.
Section 6.03. Other Remedies
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04. Waiver of Past Defaults
     Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes other than non-payment resulting from a declaration of acceleration pursuant to Section 6.02 hereof that has been rescinded in accordance with this

Article Six. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05. Control by Majority
     Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes.
Section 6.06. Limitation on Suits
     A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:
     (1) the Holder gives to the Trustee written notice of a continuing Event of Default;
     (2) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue such remedy;
     (3) such Holder or Holders offer and, if requested by the Trustee, provide to the Trustee an indemnity satisfactory to the Trustee against any costs, liability or expense;
     (4) the Trustee does not comply with the written request to pursue such remedy within 60 days after receipt of the request, provided that the indemnity, if requested, has been provided by the end of that 60-day period; and
     (5) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
However, the foregoing limitations do not apply to the right of any Holder to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring a suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder of a Note.
Section 6.07. Rights of Holders of Notes to Receive Payment
     Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08. Collection Suit by Trustee
     If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against OPTI for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09. Trustee May File Proofs of Claim
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to OPTI (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10. Priorities
     If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses, indemnities and all other liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and
     Third: to OPTI or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
Section 6.11. Undertaking for Costs
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE SEVEN
TRUSTEE
Section 7.01. Duties of Trustee
     (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.
     (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or Incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with OPTI. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02. Rights of Trustee
     (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from OPTI shall be sufficient if signed by an Officer of OPTI.
     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
     (g) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate.
     (h) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (j) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

     (k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
Section 7.03. Individual Rights of Trustee
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with OPTI or any Affiliate of OPTI with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
Section 7.04. Trustee’s Disclaimer
     The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for OPTI’s use of the proceeds from the Notes or any money paid to OPTI or upon OPTI’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05. Notice of Defaults
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 30 days after it occurs. Except in the case of a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06. Reports by Trustee to Holders of the Notes
     (a) Within 60 days after each December 1 beginning with the December 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
     (b) A copy of each report at the time of its mailing to the Holders of Notes shall be mailed by the Trustee to OPTI and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). OPTI shall promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07. Compensation and Indemnity
     (a) OPTI shall pay to the Trustee from time to time compensation agreed to with the Trustee for its acceptance of this Indenture and services hereunder. OPTI’s compensation shall not be limited by any law on compensation of a trustee of an express trust. OPTI shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     (b) OPTI and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against OPTI and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by OPTI, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is determined to have been caused by its own negligence, bad faith or willful misconduct. The Trustee shall notify OPTI promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify OPTI shall not relieve OPTI or any of the Guarantors of their obligations hereunder. OPTI or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and OPTI shall pay the reasonable fees and expenses of such counsel. Neither OPTI nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
     (c) The obligations of OPTI and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.
     (d) To secure OPTI’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
     (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01 (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
     (f) The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.
Section 7.08. Replacement of Trustee
     (a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
     (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying OPTI. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and OPTI in writing. OPTI may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.10 hereof;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

     (3) a custodian or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
     (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, OPTI shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by OPTI.
     (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, OPTI, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of OPTI any court of competent jurisdiction for the appointment of a successor Trustee.
     (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to OPTI. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, OPTI’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09. Successor Trustee by Merger, etc
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10. Eligibility; Disqualification
     There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus (together with that of its parent) of at least US$100 million as set forth in its most recent published annual report of condition.
     This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
Section 7.11. Preferential Collection of Claims Against OPTI
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE EIGHT
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance
     OPTI may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.
Section 8.02. Legal Defeasance and Discharge
     Upon OPTI’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, OPTI and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that OPTI and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of OPTI, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
     (2) OPTI’s obligations with respect to such Notes under Article Two and Section 4.02 hereof;
     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and OPTI’s and the Guarantors’ obligations in connection therewith; and
     (4) this Article Eight.
     Subject to compliance with Section 8.01, OPTI may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03. Covenant Defeasance
     Upon OPTI’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, OPTI and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.18 and 4.19(a) hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, OPTI and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby. In addition, upon OPTI’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (except a Default under any clause of Section 5.01 other than clause (4)), 6.01(4), 6.01(5), 6.01(6) and, with respect only to Guarantees, 6.01(7) hereof shall not constitute Events of Default.
Section 8.04. Conditions to Legal or Covenant Defeasance
     In order to exercise either Legal Defeasance under Section 8.02 or Covenant Defeasance under Section 8.03 hereof:
     (1) OPTI must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States, to pay the principal of, interest, premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and OPTI must specify whether the Notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of an election under Section 8.02 hereof, OPTI must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:
     (a) OPTI has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or
     (b) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes shall not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.03 hereof, OPTI must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes shall not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and shall be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) in the case of an election under Section 8.02 or 8.03 hereof, OPTI must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee and qualified to practice in Canada or a ruling from the Canada Revenue Agency to the effect that Holders who are not resident in Canada shall not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and shall only be subject to Canadian federal, provincial or territorial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred;
     (5) no Default or Event of Default shall have occurred and be continuing either: (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;
     (6) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which OPTI or any of its Restricted Subsidiaries is a party or by which OPTI or any of its Restricted Subsidiaries is bound;
     (7) OPTI must deliver to the Trustee an Opinion of Counsel to the effect that (A) assuming no intervening bankruptcy of OPTI or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of OPTI under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (B) the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended;
     (8) OPTI must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by OPTI with the intent of preferring the Holders over the other creditors of OPTI with the intent of defeating, hindering, delaying or defrauding creditors of OPTI or others;
     (9) if the Notes are to be redeemed prior to their Stated Maturity, OPTI must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and
     (10) OPTI must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under this Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions
     Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including OPTI acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

     OPTI shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Notwithstanding anything in this Article Eight to the contrary, the Trustee shall deliver or pay to OPTI from time to time upon the request of OPTI any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a United States nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06. Repayment to OPTI
     Any money deposited with the Trustee or any Paying Agent, or then held by OPTI, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on any Note and remaining unclaimed for two years (or such shorter period of time for return of such monies to OPTI under applicable abandoned property laws) after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to OPTI on its request or (if then held by OPTI) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to OPTI for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of OPTI as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of OPTI cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to OPTI.
Section 8.07. Reinstatement
     If the Trustee or Paying Agent is unable to apply any U.S. Dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then OPTI’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if OPTI makes any payment of principal of, premium or Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, OPTI shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01. Without Consent of Holders of Notes
     Notwithstanding Section 9.02 of this Indenture, OPTI, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder of a Note to:
     (1) cure any ambiguity, defect or inconsistency;

     (2) provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) provide for the assumption of OPTI’s and each Guarantor’s obligations to the Holders by a successor to OPTI or such Guarantor pursuant to Article Five, Article Ten or Article Eleven hereof;
     (4) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder;
     (5) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (6) evidence and provide for the acceptance of appointment by a successor Trustee;
     (7) provide for the issuance of Additional Notes in accordance with the provisions of this Indenture;
     (8) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the Offering Circular dated December 8, 2006 relating to the Notes under the caption “Description of Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes;
     (9) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not adversely affect the rights of Holders to transfer Notes; or
     (10) to comply with Section 4.16 of this Indenture.
Section 9.02. With Consent of Holders of Notes
     (a) Except as provided below in Section 9.02(b) below, and subject to Sections 6.04 and 6.07 hereof:
     (1) OPTI, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 4.10 and 4.14 hereof), the Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); and
     (2) any existing Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).
     (b) Without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver pursuant Section 6.04 or an amendment, supplement or waiver pursuant to Section 9.01, may (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any Note or, alter the provisions with respect to the redemption or purchase of the Notes (other than the provisions in Sections 4.10 and 4.14 hereof);
     (3) reduce the rate of, or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than U.S. Dollars;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;
     (7) waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 or Section 4.14 hereof);
     (8) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except the release of a Guarantor from its obligations under a Guarantee in accordance with the provisions of Article Ten hereof or any supplemental indenture in respect of such Guarantee;
     (9) amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in any manner adverse to the Holders;
     (10) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees;
     (11) release any portion of the collateral from the Liens created by the Secured Debt Documents except as specifically provided for in this Indenture and the Secured Debt Documents; or
     (12) make any change in this Section 9.02.
     (c) Section 2.08 and Section 2.09 of this Indenture shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
     (d) It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.
Section 9.03. Compliance with Trust Indenture Act
     Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04. Effect of Supplemental Indentures; Revocation and Effect of Consents
     (a) Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes.
     (b) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
     (c) OPTI may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the second sentence of paragraph (b) above, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent to such amendment, supplement or waiver or to revoke any consent previously given whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
Section 9.05. Notation on or Exchange of Notes
     If an amendment, modification or supplement changes the terms of a Note, OPTI or Trustee may require the Holder to deliver its Notes to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if OPTI so determines, OPTI in exchange for the Note shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06. Notice of Amendment or Waiver
     Promptly after the execution by OPTI and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, OPTI shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 13.02, setting forth in general terms the substance of such supplemental indenture or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the supplemental indenture or waiver.
Section 9.07. Trustee to Sign Amendments, etc
     OPTI may not sign any amended or supplemental Indenture until its Board of Directors approves it. Upon the request of OPTI accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders if such consent is required in accordance with this Article Nine, and upon receipt by the Trustee of the documents described in this Section 9.07, the Trustee shall join with OPTI and the Guarantors in the execution of such amended or supplemental Indenture authorized or permitted pursuant to the terms of this Indenture (and shall make any further appropriate agreements or stipulations in this regard) unless such amended or supplemental Indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.
ARTICLE TEN
GUARANTEES
Section 10.01. Guarantee
     (a) Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of OPTI hereunder or thereunder, that:
     (1) the principal of, and premium and Additional Interest, if any, and interest on, the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of OPTI under this Indenture and the Notes (including obligations to the Trustee) shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection. All payments under such Guarantee shall be made in U.S. Dollars.
     (b) Each Guarantor hereby agrees that its obligations hereunder shall be as if it was the principal debtor and not merely surety. Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against OPTI, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of OPTI, any right to require a proceeding first against OPTI, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to OPTI, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either OPTI or the Guarantors, any amount paid by such Person to such Holder or the Trustee, as applicable, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

     (d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. A Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.
Section 10.02. Limitation on Guarantor Liability
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States federal or state or Canadian federal or provincial law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03. Execution and Delivery of Guarantee
     To evidence its Guarantee set forth in Section 10.01, each Initial Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Exhibit D hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its Officers.
     Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. Neither OPTI nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.
     If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
     In the event that OPTI creates or acquires any Subsidiary after the date of this Indenture, if required by Section 4.16 hereof, OPTI shall cause such Subsidiary to comply with the provisions of Section 4.16 hereof and this Article Ten, to the extent applicable.

Section 10.04. Guarantors May Consolidate, etc., on Certain Terms
     Except as otherwise provided in Section 10.05 or Articles 4 or 5, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate, amalgamate or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than OPTI or another Guarantor, unless:
     (1) immediately after giving effect to such transaction, no Default or Event of Default exists;
     (2) either:
     (a) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form of Exhibit E or otherwise reasonably satisfactory to the Trustee, under this Indenture its Guarantee and the Registration Rights Agreement on the terms set forth herein or therein; or
     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof; and
OPTI has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under in this Section 10.04 have been complied with.
     In case of any such consolidation, amalgamation merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor to the date of such amalgamation, consolidation, merger, sale or conveyance, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by OPTI and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, notwithstanding clauses (a) and (b) of paragraph (2) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of a Guarantor with or into OPTI or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to OPTI or another Guarantor.
Section 10.05. Releases Following Sale of Assets
     (a) A Guarantor shall be released and relieved of any obligations under its Guarantee:
     (1) in connection with any sale or other disposition (including by way of merger or amalgamation or similar process) of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of OPTI; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof; or
     (2) if OPTI designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture.
     (b) Upon delivery by OPTI to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that:
     (1) in the case of clause (1) of paragraph (a) above, such sale or other disposition was made in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof; or
     (2) in the case of clause (2) of paragraph (a) above, such designation was made in accordance with the provisions of this Indenture, including without limitation Section 4.18 hereof;
the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.
     (c) Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article Ten.
Section 10.06. Successors and Assigns
     This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.
Section 10.07. No Waiver
     Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.
Section 10.08. Modification
     No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE ELEVEN
SECURITY
Section 11.01. Security
     The obligations of OPTI and the Guarantors with respect to the Notes and the Guarantees, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of OPTI and the Guarantors under the Note Documents shall be secured equally and ratably by second priority security interests in the following collateral (the “Collateral”) granted to the Collateral Trustee for the benefit of the holders of the Parity Lien Obligations:
     (1) all property of OPTI (including OPTI’s interest in its Subsidiaries and the Cottonwood, Leismer and Long Lake leases), whether owned by OPTI on the Issue Date or acquired by OPTI thereafter; and
     (2) all property of each Restricted Subsidiary, whether owned by such Restricted Subsidiary on the Issue Date or acquired by such Restricted Subsidiary thereafter.
     The foregoing Liens shall be junior in priority to the Liens securing Priority Lien Obligations up to the Priority Lien Cap and junior to other Permitted Prior Liens. The Liens securing Priority Lien Obligations shall also be held by the Collateral Trustee. The Collateral comprises substantially all of the assets of OPTI and its Restricted Subsidiaries.
Section 11.02. Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt
     Notwithstanding:
     (1) anything to the contrary contained in the Security Documents;
     (2) the time of incurrence of any Series of Parity Lien Debt;
     (3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;
     (4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;
     (5) the time of taking possession or control over any Collateral;
     (6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or
     (7) the rules for determining priority under any law governing relative priorities of Liens:
(a) all Liens at any time granted to secure any of the Parity Lien Debt shall secure, equally and ratably, all present and future Parity Lien Obligations; and
(b) all proceeds of all Liens at any time granted to secure any of the Parity Lien Debt and any of the other Parity Lien Obligations shall be allocated and distributed equally and ratably on account of the Parity Lien Debt and the other Parity Lien Obligations; provided, that in the absence of an Event of Default, OPTI shall be entitled to utilize cash proceeds of Collateral in the ordinary course of its business or as may be required by its financing agreements as existing on the date hereof.
     The foregoing provision is intended for the benefit of, and shall be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Debt Representative and the Collateral Trustee as holder of Parity Liens. The Parity Debt Representative of each future Series of Parity Lien Debt shall be required to deliver a Parity Debt Sharing Confirmation to the Collateral Trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.
Section 11.03. Ranking of Note Liens
     Notwithstanding:
     (1) anything to the contrary contained in the Security Documents;
     (2) the time of incurrence of any Series of Secured Debt;
     (3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;
     (4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;
     (5) the time of taking possession or control over any Collateral;
     (6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or
     (7) the rules for determining priority under any law governing relative priorities of Liens, all Liens at any time granted to secure any of the Parity Lien Obligations shall be subject and subordinate to all Priority Liens securing Priority Lien Obligations.
     The foregoing provision is intended for the benefit of, and shall be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the Collateral Trustee as holder of Priority Liens. No other Person shall be entitled to rely on, have the benefit of or enforce this provision. The Parity Debt Representative of each future Series of Parity Lien Debt shall be required to deliver a Parity Debt Sharing Confirmation to the Collateral Trustee and each Priority Debt Representative at the time of incurrence of such Series of Parity Lien Debt.
     In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the Notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or shall ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.
Section 11.04. Relative Rights
     Nothing in the Note Documents shall:

     (1) impair, as between OPTI and the holders of the Notes, the obligation of OPTI to pay principal of, premium and interest, if any, on the Notes in accordance with their terms or any other obligation of OPTI or any other Obligor under the Note Documents;
     (2) affect the relative rights of holders of Notes as against any other creditors of OPTI or any other Obligor under the Note Documents (other than holders of Priority Liens or other Parity Liens);
     (3) restrict the right of any holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Collateral Trust Agreement;
     (4) restrict or prevent any holder of Notes or other Parity Lien Obligations, the trustee, the Collateral Trustee or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Collateral Trust Agreement; or
     (5) restrict or prevent any holder of Notes or other Parity Lien Obligations, the trustee, the Collateral Trustee or any other Person on their behalf from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the Collateral Trust Agreement.
Section 11.05. Release of Security Interests in Respect of Notes
     The Collateral Trustee’s Liens upon the Collateral shall no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the rights of the Holders and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on Collateral shall terminate and be discharged:
     (1) upon satisfaction and discharge of this Indenture as set forth under Section 12.01 hereof;
     (2) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article Eight hereof;
     (3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged; or
     (4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions described in Article Nine hereof.
Section 11.06. Compliance with Trust Indenture Act
     OPTI shall comply with the provisions of TIA §314.
     To the extent applicable, OPTI shall cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of OPTI except in cases where TIA §314(d)

requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee.
     Notwithstanding anything to the contrary in this provision, OPTI shall not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.
Section 11.07. Further Assurances; Insurance
     OPTI and each of the other Obligors shall do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, including after-acquired Collateral and any property or assets that become Collateral pursuant to the definition thereof after the Notes are issued, subject to such exceptions as may be contemplated by the Secured Debt Documents.
     Upon the reasonable request of the Collateral Trustee or any Secured Debt Representative at any time and from time to time, OPTI and each of the other Obligors shall promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents.
     OPTI and the other Obligors shall:
     (1) keep their properties adequately insured at all times by financially sound and reputable insurance companies, which, in the case of any insurance on any mortgaged property, are licensed to do business in the jurisdictions where the applicable mortgaged property is located;
     (2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;
     (3) maintain such other insurance as may be required by law; and
     (4) maintain such other insurance as may be required by the Security Documents.
     Upon the request of the Collateral Trustee, OPTI and the Obligors shall furnish to the Collateral Trustee full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, shall be named as additional insureds on all liability insurance policies of OPTI and the other Obligors.
     All insurance policies required by clauses (1), (2), (3) and (4) above shall:

     (1) provide that, with respect to third party liability insurance, the secured parties shall be named as additional insureds;
     (2) provide that (x) no cancellation or termination of such insurance and (y) no reduction in the limits of liability of such insurance shall be effective until 30 days after written notice is given by the insurers to the Collateral Trustee of such cancellation, termination, reduction or change;
     (3) waive all claims for insurance premiums or commissions or additional premiums or assessments against the Secured Parties; and
     (4) waive any right of the insurers to setoff or counterclaim or to make any other deductions, whether by way of attachment or otherwise, as against the secured parties.
     Upon the request of the Collateral Trustee, OPTI and the other Obligors shall permit the Collateral Trustee or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit its offices and sites and inspect any of the Collateral and to discuss maters relating to the Collateral with their respective officers and independent public accountants.
     OPTI and the other Obligors shall, at any reasonable time and from time to time upon reasonable prior notice, permit the Collateral Trustee or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of OPTI and the other Obligors and their Subsidiaries; provided that by virtue of this paragraph OPTI and the other Obligors shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.
ARTICLE TWELVE
SATISFACTION AND DISCHARGE
Section 12.01. Satisfaction and Discharge
     This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:
     (1) either:
     (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to OPTI) have been delivered to the Trustee for cancellation; or
     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and OPTI or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient (without consideration of any reinvestment of interest) to pay and discharge the principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which OPTI or any Guarantor is a party or by which OPTI or any Guarantor is bound;
     (3) OPTI or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
     (4) OPTI has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, OPTI must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Section 12.02 and Section 8.06 shall survive. In addition, nothing in this Section 12.01 shall be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 12.02. Application of Trust Money
     Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including OPTI acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, OPTI’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if OPTI has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, OPTI shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE THIRTEEN
MISCELLANEOUS
Section 13.01. Trust Indenture Act Controls
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 13.02. Notices
     Any notice or communication by OPTI, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:
If to OPTI and/or any Guarantor:
OPTI Canada Inc.
Suite 2100
555 – 4th Avenue S.W.
Calgary, Alberta
Canada T2P 4H2
Calgary, Alberta, Canada
Fax No.: (403) 225-2606
Attention: President and Chief Executive Officer
With a copy to:
Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue SW
Calgary, Alberta, T2P 4H2
Fax No.: (403) 264-5973
Attn: Craig Hoskins
If to the Trustee:
The Bank of New York
101 Barclay Street, 4 East
New York, NY 10286
Fax No.: (212) 815-5802
Attention: Global Finance Unit
     OPTI, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that notices and communications to the Trustee shall not be deemed given until actual receipt thereof by the Trustee
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If OPTI mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 13.03. Communication by Holders of Notes with Other Holders of Notes
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. OPTI, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 13.04. Certificate and Opinion as to Conditions Precedent
     Upon any request or application by OPTI to the Trustee to take any action under this Indenture (except in connection with the original issuance of the Initial Notes on the Issue Date), OPTI shall furnish to the Trustee:
     (1) an Officers’ Certificate (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signatories thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (2) an Opinion of Counsel (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 13.05. Statements Required in Certificate or Opinion
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 13.06. Rules by Trustee and Agents
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders
     No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of OPTI or any Guarantor, as such, shall have any liability for any obligations of OPTI or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.08. Governing Law
     THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 13.09. No Adverse Interpretation of Other Agreements
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of OPTI or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.10. Successors
     All agreements of OPTI in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05.
Section 13.11. Severability
     In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.12. Counterpart Originals
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 13.13. Table of Contents, Headings, etc
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.14. Consent to Jurisdiction
     Each party irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties further agree that service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in the Specified Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each party not located in the United States hereby irrevocably appoints CT Corporation System, which currently maintains a New York City office at 111 Eighth Avenue-13th Floor, New York, New York 10011, United States of America, as its agent to receive service of process or other legal summons for purposes of any such action or proceeding that may be instituted in any state or federal court in the City and State of New York.
Section 13.15. Waiver of Jury Trial
     EACH OF OPTI, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES.
Section 13.16. Force Majeure
     In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
[Signatures on following page]

SIGNATURES
Dated as of December 15, 2006

OPTI CANADA INC.
By:	/s/ George Crookshank
	Name:	George Crookshank
	Title:	Vice President, Finance and Chief Financial Officer

By:	/s/ Sid W. Dykstra
	Name:	Sid W. Dykstra
	Title:	President and Chief Executive Officer

OPTI GP Inc.
By:	/s/ George Crookshank
	Name:	George Crookshank
	Title:	Treasurer

By:	/s/ Sid W. Dykstra
	Name:	Sid W. Dykstra
	Title:	President and Chief Executive Officer

OPTI LONG LAKE, L.P., by its general partner OPTI GP Inc.
By:	/s/ George Crookshank
	Name:	George Crookshank
	Title:	Treasurer

By:	/s/ Sid W. Dykstra
	Name:	Sid W. Dykstra
	Title:	President and Chief Executive Officer

The Bank of New York, as Trustee
By:	/s/ Natalie Pesce
	Name:	Natalie Pesce
	Title:	Vice President

Schedule I
SCHEDULE OF GUARANTORS
          The following schedule lists each Guarantor under the Indenture as of the date of the Indenture:
OPTI GP INC.
OPTI LONG LAKE L.P.

I-1

EXHIBIT A
FORM OF NOTE
[Form of Face of Note]
[Include if Global Note — THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF OPTI CANADA INC.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO OPTI CANADA INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
[Include if Restricted Note — THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF

AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.]
[Include if Regulation S Global Note — THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE TRANSFERRED IN THE UNITED STATES IN THE ABSENCE OF THIS REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]
UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY TO A RESIDENT OF CANADA [BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].

[If Restricted Global Note – CUSIP Number 68383KAA7]
[If Regulation S Global Note – CUSIP Number C69833AA6, ISIN USC69833AA64]
[If Exchange Global Note – CUSIP Number 68383KAB5]
8 1/4% Senior Notes due 2014

No.	US$[ ]
     OPTI Canada Inc., for value received promises to pay to [CEDE & CO.] or registered assigns the principal amount of US$[●] ([●] U.S. DOLLARS) [, or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto,]* on December 15, 2014.
     From[●], 20[●], or from the most recent interest payment date to which interest has been paid, cash interest on this Note shall accrue at the rate of 8 1/4% per annum, payable semiannually on June 15 and December 15 of each year, beginning on [●] ], 20[●], to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding June 1 and December 1, as the case may be.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture as defined on the reverse of this Note, which provisions shall for all purposes have the same effect as if set forth at this place.

*	Include if Global Note

     IN WITNESS WHEREOF, OPTI Canada Inc. has caused this Note to be signed manually or by facsimile by its duly authorized signatory.
Dated:

OPTI CANADA INC.

By:

Name:
Title:

By:

Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:
THE BANK OF NEW YORK,
  as Trustee

By:
Authorized Signatory

[Form of Reverse of Note]
8 1/4% Senior Notes due 2014
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated herein.
     (1) INTEREST. OPTI Canada Inc., a Canadian corporation (“OPTI”), promises to pay or cause to be paid interest on the principal amount of this Note at 8 1/4% per annum from [INSERT DATE] until maturity and shall pay or cause to be paid the Additional Interest, if any, payable pursuant to the applicable Registration Rights Agreement. OPTI shall pay interest and Additional Interest, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be [INSERT DATE]. OPTI shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate equal to 1% per annum in excess of the then applicable interest rate on this Note to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace or cure periods), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
     (2) METHOD OF PAYMENT. OPTI shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of OPTI maintained for such purpose within or without the City and State of New York, or, at the option of OPTI, payment of principal, premiums, interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to OPTI or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     (3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent and Registrar. OPTI may change any Paying Agent or Registrar without notice to any Holder. OPTI or any of its Subsidiaries may act in any such capacity.

     (4) INDENTURE. OPTI issued the Notes under an Indenture dated as of December 15, 2006 (the “Indenture”) among OPTI, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the United States Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of OPTI, unlimited in aggregate principal amount.
     (5) OPTIONAL REDEMPTION. Except as set forth in the second paragraph of this Paragraph 5, OPTI shall not have the option to redeem the Notes prior to December 15, 2010. Thereafter, OPTI shall have the option to redeem the Notes, in whole or in part, on any one or more occasions upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2010	104.125%
2011	102.063%
2012 and thereafter	100.000%
     Notwithstanding the provisions of the first paragraph of this Paragraph 5, at any time prior to December 15, 2009, OPTI may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by OPTI or any of OPTI’s Subsidiaries) and (2) such redemption occurs within 60 days of the date of the closing of such Equity Offering. In addition, if OPTI becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof, which is publicly announced or becomes effective on or after the date of the Indenture and such Additional Amounts cannot be avoided by the use of reasonable measures available to OPTI, including the making of such payment by OPTI or another Guarantor, then OPTI may, at its option, redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date. At any time prior to December 15, 2010, OPTI may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date.
     (6) MANDATORY REDEMPTION. OPTI shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes; however, OPTI shall be required to make an offer to repurchase Notes in the circumstances set out in Paragraph 7 below. OPTI may at any time and from time to time purchase notes in the open market or otherwise.

     (7) REPURCHASE AT OPTION OF HOLDERS.
     (i) If there is a Change of Control, OPTI shall be required to make an offer (a “Change of Control Offer”) to purchase all or any part (equal to US$1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to not less than 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, OPTI shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture. Holders of Notes that are the subject of a Change of Control Offer may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on this reverse side of this Note.
     (ii) If OPTI or a Restricted Subsidiary consummates any Asset Sales, and the aggregate amount of Excess Proceeds exceeds US$25.0 million, OPTI shall commence an offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, OPTI or any Restricted Subsidiary may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased. Holders of Notes that are the subject of an Asset Sale Offer may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on this reverse side of this Note.
     (8) NOTICE OF REDEMPTION. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at that Holder’s registered address. Notes in denominations larger than US$1,000 may be redeemed in part but only in whole multiples of US$1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.
     (9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Holders will be required to pay any taxes and fees required by law or permitted by the Indenture. OPTI need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, OPTI need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     (10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
     (11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder affected, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of OPTI’s or a Guarantor’s obligations to Holders in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence and provide for the acceptance of appointment by a successor trustee, to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Subsidiary Guarantee with respect to the Notes.
     (12) DEFAULTS AND REMEDIES. The Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to OPTI, OPTI or any of OPTI’s Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of OPTI, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or premium, interest or Additional Interest, if any, on, the Notes. OPTI is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and OPTI is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (13) TRUSTEE DEALINGS WITH OPTI. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for OPTI or its Affiliates, and may otherwise deal with OPTI or its Affiliates, as if it were not the Trustee.
     (14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder, member, manager, partner or agent of OPTI or any Guarantor, as such, shall have any liability for any obligations of OPTI or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     (15) AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     (16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (17) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the applicable Registration Rights Agreement.
     (18) CUSIP NUMBERS. OPTI has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     OPTI shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
OPTI Canada Inc.
Suite 2100
555 — 4th Avenue S.W.
Calgary, Alberta
Canada T2P 4H2
Attention: Vice President, Finance and Chief Financial Officer

Assignment Form
     To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip or postal code)

and irrevocably appoint

(Print or type agent’s name, address and zip or postal code)
to transfer this Note on the books of OPTI. The agent may substitute another to act for the agent.
Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by OPTI pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:
☐ Section 4.10                      ☐ Section 4.14
     If you want to elect to have only part of the Note purchased by OPTI pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
US$
Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF DECREASES AND
EXCHANGES OF INTERESTS IN THE GLOBAL NOTE**
     The following decreases or exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

	Amount of	Amount of	Principal Amount
	decrease in	increase in	of this Global	Signature of
	Principal Amount	Principal Amount	Note following	authorized officer
Date of Decrease	of	of	such decrease	of Trustee or
or Exchange	this Global Note	this Global Note	(or increase)	Custodian

*	This schedule should be included only if the Note is issued in Global Note form.

EXHIBIT B
FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED
GLOBAL NOTE TO REGULATION S GLOBAL NOTE *
(Transfers pursuant to Section 2.06(b)(2) of the Indenture)
The Bank of New York, as Transfer Agent
One Canada Square
London E14 5AL
Attn: Corporate Trust Office
Re: 8 1/4% Senior Secured Notes Due 2014 of OPTI Canada Inc. (the “Notes”)
     Reference is hereby made to the Indenture dated as of December 15, 2006 (the “Indenture”) among OPTI Canada Inc., as Issuer, OPTI GP Inc. and OPTI Long Lake L.P., as Guarantors, and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.
     This letter relates to $                     aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No. 68383KAA7; ISIN No. US68383KAA79) with the Depositary in the name of [name of transferor](the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (CUSIP No. C69833AA6; ISIN No. USC69833AA64).
     In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and that:
(a) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:
(i)	the offer of the Notes was not made to a person in the United States;

(ii)	either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(iii)	no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv)	the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v)	the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is

B-1

an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.
(b) with respect to transfers made in reliance on Rule 144, the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.
     You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Name of Transferor
By:
Name:
Title:

Dated:

cc:	OPTI Canada Inc.
Attn: Vice President, Finance and Chief Financial Officer

*	If the Note is a Definitive Note, appropriate changes need to be made to the form of this transfer certificate.

A-2

EXHIBIT C
FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S
GLOBAL NOTE TO RESTRICTED GLOBAL NOTE
(Transfers pursuant to Section 2.06(b)(3) of the Indenture)
The Bank of New York, as Transfer Agent
One Canada Square
London E14 5AL
Attn: Corporate Trust Office
Re: 8 1/4% Senior Guaranteed Notes Due 2014 of OPTI Canada Inc. (the “Notes”)
     Reference is hereby made to the Indenture dated as of December 15, 2006 (the “Indenture”) among OPTI Canada Inc., as Issuer, OPTI GP Inc. and OPTI Long Lake L.P., as Guarantors, and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.
     This letter relates to $                     aggregate principal amount of Notes that are held as a beneficial interest in the form of the Regulation S Global Note with the Depositary (CUSIP No. C69833AA6; ISIN No. USC69833AA64) in the name of [name of transferor](the “Transferor”). The transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Restricted Global Note (CUSIP No. 68383KAA7).
     In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:
     CHECK ONE BOX BELOW:
☐	the Transferor is relying on Rule 144A under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the U.S. Securities Act, subject to the Issuer’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

C-1

     You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Name of Transferor
By:

Name:
Title:

Dated:
cc: OPTI Canada Inc.
Attn: Vice President, Finance and Chief Financial Officer

C-2

EXHIBIT D
[FORM OF NOTATION OF GUARANTEE]
GUARANTEE
     For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of December 15, 2006 (the “Indenture”) among OPTI Canada Inc., as issuer (the “Issuer”), the Guarantors listed on Schedule 1 thereto and The Bank of New York, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, and premium and Additional Interest, if any, and interest on, the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Guarantor agrees that this Guarantee shall be a guarantee of payment and not of collection. All payments under this Guarantee shall be made in U.S. Dollars.
     These and other additional obligations of the Guarantors to the Holder and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in the Indenture to which reference is hereby made for the precise terms of such obligations. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.
     THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

C-1

OPTI GP INC.
By:
Name:
Title:

By:
Name:
Title:

D-2

OPTI LONG LAKE L.P., by its general partner, OPTI GP INC.,
By:
Name:
Title:

By:
Name:
Title:

D-3

EXHIBIT E
FORM OF SUPPLEMENTAL INDENTURE AND GUARANTEE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
     Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , 20                    , among                      (the “Guaranteeing Subsidiary”), a subsidiary of OPTI Canada Inc. (“OPTI”)(or its permitted successor), a Canadian corporation, as issuer, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as trustee under the Indenture referred to herein (the “Trustee”).
WITNESSETH
     WHEREAS, OPTI has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 15, 2006, among OPTI, the Guarantors named on Schedule 1 thereto and the Trustee, providing for the issuance of 8 1/4% Senior Notes due 2014 by OPTI (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of OPTI’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Guarantors, OPTI and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:
     (a) Along with all Guarantors named in the Indenture, to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of OPTI hereunder or thereunder, that:
     (i) the principal of, and premium and Additional Interest, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of OPTI to the Holders or the Trustee under the Indenture and the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.
     (b) That its obligations hereunder shall be as if it was the principal debtor, not merely surety. The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against OPTI, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
     (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of OPTI, any right to require a proceeding first against OPTI, protest, notice and all demands whatsoever.
     (d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.
     (e) If any Holder or the Trustee is required by any court or otherwise to return to OPTI, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either OPTI or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
     (f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
     (g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.
     (h) A Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.
     (i) Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States federal or state or Canadian federal or provincial laws to the extent applicable, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the

Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee shall not constitute a fraudulent transfer or conveyance.
     3. Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.
     4. Guaranteeing Subsidiary may Consolidate, etc. on Certain Terms.
     (a) Except as otherwise provided in Sections 10.04 and 10.05 and Articles Four and Five of the Indenture, the Guaranteeing Subsidiary may not sell or otherwise dispose of all substantially all of its assets to, or amalgamate, consolidate with or merge with or into (whether or not the Guaranteeing Subsidiary is the surviving Person) another Person, other than OPTI or another Guarantor unless:
     (i) immediately after giving effect to such transaction, no Default or Event of Default exists;
     (ii) either: (A) subject to Section 10.05 of the Indenture, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such amalgamation, consolidation or merger unconditionally assumes all the obligations of the Guaranteeing Subsidiary pursuant to a supplemental indenture substantially in the form of Exhibit E to the Indenture or otherwise reasonably satisfactory to the Trustee, under the Indenture and the Guarantee on the terms set forth herein or therein; or (B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation, Section 4.10 thereof; and
OPTI has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under in Section 10.04 of the Indenture have been complied with.
     (b) In case of any such consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guaranteeing Subsidiary to the date of such amalgamation, consolidation, merger, sale or conveyance, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guaranteeing Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable under the Indenture which theretofore shall not have been signed by OPTI and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution hereof.
     (c) Except as set forth in Articles Four and Five and Sections 10.04 and 10.05 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of a Guaranteeing Subsidiary with or into OPTI or another Guarantor, or shall prevent any sale or conveyance of the property of a Guaranteeing Subsidiary as an entirety or substantially as an entirety to OPTI or another Guarantor.
     5. Releases.
     (a) A Guaranteeing Subsidiary shall be released and relieved of any obligations under its Guarantee under the circumstances set forth the Indenture.
     (b) If the Guaranteeing Subsidiary is not released from its obligations under its Guarantee, it shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article Ten thereof.
     6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, member, manager or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of OPTI or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
     7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
     8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and OPTI.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
     Dated:                     , 20

[Guaranteeing Subsidiary]
By:
Name:
Title:

OPTI CANADA INC.
By:
Name:
Title:

[Existing Guarantors]
By:
Name:
Title:

The Bank of New York, as Trustee
By:
Authorized Signatory